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                            STOCK PURCHASE AGREEMENT

                          dated as of December 23, 1998

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                                TABLE OF CONTENTS

                                                                           Page

1.  DEFINITIONS..............................................................1
    1.1  Defined Terms.......................................................1

2.  PRE-CLOSING TRANSACTIONS; STOCK PURCHASE.................................4
    2.1  Pre-Closing Loans...................................................4
    2.2  Contribution of the Loan............................................4
    2.3  Stock Purchase......................................................4
    2.4  Consideration for Purchase of Shares................................4
    2.5  Post-Closing Adjustment.............................................5

3.  CLOSING .................................................................6
    3.1  Time and Place of the Closing.......................................6
    3.2  Procedure at Closing................................................6
    3.3  Intentionally Omitted...............................................6
    3.4  Capital Contributions...............................................7
    3.5  Note for the Benefit of Key Employees...............................7

4.  REPRESENTATIONS AND WARRANTIES OF I33 AND THE STOCKHOLDERS...............7
    4.1  Organization........................................................7
    4.2  Power and Authority.................................................7
    4.3  Authority for Agreement.............................................7
    4.4  No Violation to Result..............................................8
    4.5  Capitalization......................................................8
    4.6  Financial Statements................................................9
    4.7  Liabilities and Obligations.........................................9
    4.8  Adverse Changes....................................................10
    4.9  Employee Matters...................................................10
    4.10 Taxes..............................................................12
    4.11 Subsidiaries.......................................................13
    4.12 Property...........................................................13
    4.13 Contracts..........................................................14
    4.14 Government Contracts...............................................14
    4.15 Litigation.........................................................14
    4.16 Compliance with Laws...............................................14
    4.17 Environmental and Safety Matters...................................15
    4.18 Customers; Suppliers...............................................16
    4.19 Insurance..........................................................16
    4.20 Intellectual Property..............................................17
    4.21 Accounts Receivable................................................19
    4.22 Inventory..........................................................19
    4.23 Related Party Transactions.........................................19
    4.24 Brokers............................................................19
    4.25 Intentionally Omitted..............................................19

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    4.26 Intentionally Omitted..............................................19
    4.27 Accredited Investors; Investment Intent............................19
    4.28 Intentionally Omitted..............................................21
    4.29 Disclosure.........................................................21

5.  REPRESENTATIONS AND WARRANTIES OF APPNET................................21
    5.1  Due Organization...................................................21
    5.2  Power and Authority................................................21
    5.3  Authority for Agreement............................................21
    5.4  No Violation to Result.............................................21
    5.5  Brokers and Agents.................................................22
    5.6  Capitalization.....................................................22

6.  COVENANTS...............................................................22
    6.1  Access to Properties and Records...................................22
    6.2  Confidentiality....................................................23
    6.3  Interim Covenants of I33...........................................24
    6.4  No Solicitation....................................................26
    6.5  Notification of Certain Matters....................................26
    6.6  Tax Return Preparation, Filing and Payment.........................26
    6.7  Regulatory and Other Approvals.....................................28
    6.8  Benefits Plans.....................................................28
    6.9  Reasonable Efforts.................................................28
    6.10 Stock Options......................................................28
    6.11 Payment of Certain Obligations.....................................28
    6.12 Section 338(h)(10) Election........................................29

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET...........................35
    7.1  Representations and Warranties True at the Closing Date............35
    7.2  Performance........................................................35
    7.3  Intentionally Omitted..............................................35
    7.4  Agreements with Employees..........................................35
    7.5  No Litigation......................................................35
    7.6  No Material Adverse Change.........................................36
    7.7  Certificates.......................................................36
    7.8  Opinion of Counsel.................................................36
    7.9  Financing..........................................................36
    7.10 AppNet's Review....................................................36
    7.11 Governmental, Regulatory and Other Consents and Approvals..........36
    7.12 Delivery of Good Standing Certificates; Corporate Resolutions......36
    7.13 Financial Terms....................................................36
    7.14 Payment of Loans...................................................37
    7.15 Purchase of Personal Use Items.....................................37
    7.16 Stockholders Agreement and Registration Agreement..................37
    7.17 Release............................................................37
    7.18 Exercise of Option.................................................37


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    7.19 Accrual of Employee Bonus..........................................37
    7.20 Resignations.......................................................37
    7.21 Termination of Lease...............................................38
    7.22 Software Licensing.................................................38

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF I33 AND THE STOCKHOLDERS.........38
    8.1  Representations and Warranties True as of the Closing Date.........38
    8.2  AppNet's Performance...............................................38
    8.3  No Litigation......................................................38
    8.4  Certificates.......................................................38
    8.5  Governmental, Regulatory and Other Consents and Approvals..........38
    8.6  Delivery of Good Standing Certificates; Corporate Resolutions......39
    8.7  No Material Adverse Change.........................................39
    8.8  Opinion of Counsel.................................................39
    8.9  Loan...............................................................39

9.  INDEMNIFICATION.........................................................39
    9.1  General Indemnification............................................39
    9.2  Indemnification Procedures.........................................41
    9.3  Right to Setoff....................................................43
    9.4  Release............................................................43

10. NONCOMPETITION..........................................................43
    10.1 Prohibited Activities..............................................43
    10.2 Damages............................................................44
    10.3 Reasonable Restraint...............................................44
    10.4 Severability; Reformation..........................................44
    10.5 Independent Covenant...............................................44
    10.6 Materiality........................................................44

11. GENERAL ................................................................45
    11.1  Termination.......................................................45
    11.2  Effect of Termination.............................................45
    11.3  Cooperation.......................................................45
    11.4  Successors and Assigns............................................46
    11.5  Entire Agreement..................................................46
    11.6  Counterparts......................................................46
    11.7  Expenses..........................................................46
    11.8  Specific Performance; Remedies Not Exclusive......................46
    11.9  Notices...........................................................47
    11.10 Governing Law.....................................................48
    11.11 Arbitration.......................................................48
    11.12 Survival of Representations, Warranties and Covenants.............48
    11.13 Severability......................................................48
    11.14 Absence of Third Party Beneficiary Rights.........................49
    11.15 Mutual Drafting...................................................49


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    11.16 Further Representations...........................................49
    11.17 Amendment; Waiver.................................................49
    11.18 Gender............................................................49
    11.19 Headings..........................................................49
    11.20 Public Disclosure.................................................49


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

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (together with the schedules and exhibits attached hereto, this "Agreement") is entered into effective for all purposes and in all respects as of December 23, 1998, by and among (i) APPNET SYSTEMS, INC., a Delaware corporation ("AppNet"), (ii) I33 COMMUNICATIONS CORP., a New York corporation ("I33"), and (iii) those individuals listed on Schedule 1 attached hereto (collectively, the "Stockholders").

      WHEREAS, the Stockholders will be, at the time of the Closing, the record and beneficial owners of all of the issued and outstanding shares (the "Shares") of Common Stock of I33, par value of $0.01 per share (the "Common Stock"); and

      WHEREAS, AppNet desires to purchase all of the Shares from Stockholders, and the Stockholders desire to sell and transfer the Shares to AppNet, on the terms and conditions hereinafter set forth (the "Stock Purchase").

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

      1.1. Defined Terms. As used herein, the terms defined below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending on the reference.

            "Affiliate" shall mean as to any party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any person who would be treated as a member of a controlled group under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), and any officer or director of such party and, as to a party who is a natural person, such person's spouse, parents, siblings and lineal descendants. For purposes of this definition, an entity shall be deemed to be "controlled by" a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise.

            "AppNet Common Stock" shall mean the $.0005 par value per share common stock of AppNet.

            "Business" shall mean the business of I33 or AppNet, as the case may be, as it is presently being conducted.

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            "Cash Amount" shall mean $10,300,000 minus the sum of (a) the
Working Capital Contribution and (b) the Option Exercise Price.

            "Contract" shall mean a note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement, oral or written, to which I33 is a party or by which I33 or any of its assets or property is bound, other than Government Contracts.

            "Employee Bonuses" shall mean an aggregate of $1,780,000 of 1998 year-end bonuses to be paid to employees of I33 (including I33's share of payroll taxes on such bonuses) as set forth on Schedule 6.11; provided, however no Employee Bonuses shall be paid to either Drew Rayman or Enno Vandermeer.

            "Employee Note" shall mean a subordinated convertible promissory note in the aggregate amount of $1,000,000, reduced in the manner and payable on the terms set forth in Section 3.5.

            "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right.

            "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

            "Government" shall mean any agency or instrumentality of the United States of America, any state or territory or subdivision thereof or any foreign country and any agency or instrumentality of any of the foregoing.

            "Government Contracts" shall mean any contracts between I33 and the Government, including, without limitation, any grants, cooperative agreements and other transactions between I33 and the Government, and any contract to which I33 is a party where the Government is the ultimate customer.

            "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, authority (including any quasi-governmental authority), agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

            "Intellectual Property Rights" shall mean all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and


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techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable official and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, (viii) "technical data" as defined in 48 Code of Federal Regulations, Chapter 1, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

            "Legal Requirement" shall mean (i) with respect to any Person, any judgment, decree, injunction, order, writ or ruling to or by which such person is a party or is bound, or (ii) any law, ordinance, statute, rule, regulation, code or other requirement of any Federal, state, municipal or other governmental, administrative or judicial body, agency or authority or the common law.

            "Liabilities" shall mean, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

            "Material Adverse Effect" shall mean a material adverse effect on
(i) the assets, the business or the condition (financial or otherwise), properties or liabilities taken as a whole, or (ii) the right or ability to consummate the transactions contemplated hereby.

            "Material Contract" means any Contract involving the receipt or payment by I33 of $10,000 or more or any other Contract which, if not complied with or which, if defaulted by any party thereto, could result in a Material Adverse Effect on I33.

            "Net Worth" shall mean, with regard to I33, total assets of I33 less total liabilities of I33 determined in accordance with GAAP, subject to the terms of the last sentence of Section 7.13, without, however, taking into account any accrued Tax liability of I33 attributable to any Section 338(h)(10) Election made under Section 6.12, accrued Professional Fees, Employee Bonuses, the amounts due under the Employee Note, the Loan, the payment of the Option Exercise Price or the post-Closing contribution of the Loan, the Permitted Loans or the Working Capital Contribution.

            "Option Exercise Price" shall mean the amount payable by I33 to Barbara Colasuonno ("Colasuonno") pursuant to Section 2.1 hereof.

            "Person" shall mean any person, limited liability company, partnership, trust, corporation, business, group, Government or other entity.

            "Professional Fees" shall mean legal, accounting and investment banking fees incurred in connection with the transactions contemplated hereby to the persons listed on Schedule 1(b) not to exceed $1,000,000 in the aggregate, payable by I33 on the Closing Date.

            "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other Government charges, including, without limitation, income, estimated


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

income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith.

            "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied, or actually supplied, to a Governmental or Regulatory Authority with respect to Taxes.

            "Working Capital Contribution" shall mean AppNet's post-Closing contribution to the capital of I33, of the amount set forth in and as such term is defined in Section 3.4.

2. PRE-CLOSING TRANSACTIONS; STOCK PURCHASE

      2.1. Pre-Closing Loan. As soon as practicable after all conditions to the Closing (as defined in Section 3.1) shall have been satisfied or waived and immediately prior to the Closing, AppNet shall make a loan to I33 (the "Loan") in an amount requested by I33 which is equal to the Option Exercise Price payable by I33 to acquire from Colasuonno all of her right, title and interest in 25 shares of the Common Stock of I33 under that certain Stock Option Agreement attached to Schedule 2.1 (the "Option Agreement"). I33 shall immediately apply the proceeds of the Loan to pay the Option Exercise Price.

      2.2. Contribution of the Loan. Immediately following the Closing, AppNet shall contribute the Loan to the capital of I33.

      2.3. Stock Purchase. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, each of the Stockholders agrees to and will sell, transfer, assign and deliver to AppNet on the Closing Date (as defined in Section 3.1) good and marketable title to all of the Shares owned by such Stockholder, free and clear of all liens, claims, restrictions or encumbrances of any kind whatsoever, and AppNet agrees to and will purchase and accept from the Stockholders all of the Shares owned by each of the Stockholders. The Shares will constitute as of the Closing Date all of the issued and outstanding shares of Common Stock.

      2.4. Consideration for Purchase of Shares. In consideration for the transfer, sale and delivery to AppNet of all of the issued and outstanding Shares, AppNet will pay to the Stockholders, in accordance with their pro rata share of the outstanding share ownership of I33 as of the Closing Date as set forth on Schedule 1 (the "Pro Rata Shares"), the following amounts (in the aggregate, the "Purchase Price"), subject to (a) increase pursuant to Section
6.12 for any Section 338 Adjustment Amount and (b) reduction pursuant to Sections 2.4(d), 2.5 and 7.13, consisting of:

            (a) The Cash Amount payable at the Closing, subject to adjustment as provided herein;


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

            (b) Subordinated Convertible Promissory Notes (the "$3.5 Million Notes") to be dated as of the Closing Date, in the aggregate principal sum of $3,500,000, all in form and substance substantially identical to Exhibit A attached hereto;

            (c) Subordinated Convertible Promissory Notes (the "$6.8 Million Notes") to be dated as of the Closing Date, in the aggregate principal sum of $6,800,000, all in form and substance substantially identical to Exhibit B attached hereto;

            (d) The Purchase Price has been calculated based upon several factors, including the assumption that the Net Worth of I33 will be equal to or greater than $1,000,000 as of the Closing. If on the Closing Financial Certificate (as defined in Section 7.13), the Net Worth of I33 is less than $1,000,000, the Cash Amount to be delivered to the Stockholders may, at AppNet's election, be reduced (as to each Stockholder in accordance with his Pro Rata Share) by the difference between $1,000,000 and the Net Worth set forth on the Closing Financial Certificate either (i) at the Closing or (ii) after completion of the Post-Closing Audit (as defined in Section 2.5).

      2.5. Post-Closing Adjustment.

            (a) Within one hundred twenty (120) days following the Closing Date, AppNet shall cause Arthur Andersen LLP ("AppNet's Accountant") to audit I33's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Audit"). The Stockholders shall cooperate and shall use their reasonable efforts to cause the officers and employees of I33 to cooperate with AppNet and AppNet's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to AppNet's Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. In the event that AppNet's Accountant determines that the Net Worth of I33 as of the Closing Date was less than the amount set forth as the Net Worth of I33 on the Closing Financial Certificate, AppNet shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders setting forth (i) the determination made by AppNet's Accountant of the Net Worth of I33 (the "Audited Company Net Worth"), (ii) the Purchase Price that would have been payable at Closing pursuant to Section 2.4 had the Audited Company Net Worth been reflected on the Closing Financial Certificate, and (iii) the amount, if any, by which the Cash Amount would have been reduced at Closing had the Audited Company Net Worth been used in the calculations pursuant to
Section 2.4 (the "Adjustment"). The Adjustment shall take account of the reduction, if any, to the Purchase Price already taken pursuant to Section 2.4(d).

            (b) The Stockholders shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify AppNet if the Stockholders dispute such Financial Adjustment Notice. If AppNet has not received notice of such a dispute within such 30-day period, AppNet shall be entitled to receive from the Stockholders, in accordance with their Pro Rata Shares, the Adjustment, in cash, on the thirtieth day after receipt of the Financial Adjustment Notice. If, however, the Stockholders have delivered notice of such a dispute to AppNet within such 30-day period, then AppNet's Accountant shall select an independent


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accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review I33's books, the Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Adjustment. Such independent accounting firm shall be confirmed by the Stockholders and AppNet within five (5) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall make its determination of the Adjustment, if any, within thirty (30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, AppNet shall be entitled to receive from the Stockholders, in accordance with their Pro Rata Shares, the Adjustment, in cash. The costs of the independent accounting firm shall be borne by the party (either AppNet or the Stockholders as a group) whose determination of I33's Net Worth at Closing was further from the determination of the independent accounting firm, or equally by AppNet and the Stockholders in the event that the determination by the independent accounting firm is equidistant between the Net Worth set forth on the Closing Financial Certificate and the Audited Company Net Worth. If any Adjustment is determined by the independent accounting firm to be due, the Adjustment shall be payable to AppNet in cash by the Stockholders, in accordance with their Pro Rata Shares, within five (5) days after such determination, or, at AppNet's election on or after the sixth day after such determination, in its sole and absolute discretion, AppNet shall offset the Adjustment against the $3.5 Million Notes, in accordance with the Stockholder's Pro Rata Share, and in accordance with the terms of the $3.5 Million Notes; provided, however, that compliance with the procedures set forth in this Section 2.5 shall be deemed to be compliance with the thirty day notice required prior to such offset. AppNet shall promptly, after such offset, notify the Stockholders of the amount which was offset.

3. CLOSING

      3.1. Time and Place of the Closing. The closing of the Stock Purchase and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kronish Lieb Weiner & Hellman LLP, at 1114 Avenue of the Americas, New York, NY 10036, as soon as practicable after all conditions to the Closing shall have been satisfied or waived, or at such other time and date as the parties hereto may mutually agree, which date shall be referred to as the "Closing Date."

      3.2. Procedure at Closing. On the Closing Date, the parties agree to take the following steps listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

            (a) The Stockholders and I33 shall deliver to AppNet the closing documents specified in Section 7.

            (b) AppNet shall deliver to the Stockholders the closing documents specified in Section 8.

            (c) The Stockholders shall deliver to AppNet certificates in valid form representing all of the Shares, duly endorsed by the Stockholders in blank or accompanied by duly executed stock powers in order to convey good and marketable title to all of the Shares, free and clear of all liens, claims, restrictions or encumbrances of any kind whatsoever.

            (d) AppNet shall pay the Cash Amount by wire transfer of immediately available funds to accounts designated by the Stockholders.

            (e) AppNet shall deliver the $3.5 Million Notes and the $6.8 Million Notes (together, the "Notes") to the Stockholders.

      3.3. Intentionally Omitted. .

      3.4. Capital Contributions. Immediately following the Closing, AppNet shall contribute up to $1,000,000 to I33 for the purpose of satisfying I33's obligation to pay the Professional Fees and $1,780,000 to I33 for working capital purposes (the aggregate amount of such capital contributions, the "Working Capital Contribution").

      3.5. Note for the Benefit of Key Employees. At the Closing, AppNet shall deliver to a trust for the benefit of current and future employees of I33, a promissory note in the form set forth in Exhibit C in the aggregate amount of $1,000,000 (reduced by any payroll and related taxes imposed on I33 and/or AppNet), representing potential bonus payments to those employees. Upon payment of the Employee Note, AppNet shall be entitled to deduct and withhold from such payments such amount as AppNet and/or I33 is required to deduct and withhold with respect to such bonus payments under the Code or any provision of state, local or foreign Tax law.

4. REPRESENTATIONS AND WARRANTIES OF I33 AND THE STOCKHOLDERS

      To induce AppNet to enter into this Agreement and to consummate the transactions contemplated by this Agreement, I33 and the Stockholders, jointly and severally, subject to the limitations set forth in Section 9.1(e), represent and warrant to AppNet, as of the date hereof and as of the Closing Date, as set forth below:

      4.1. Organization. I33 is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

      4.2. Power and Authority. I33 has all requisite corporate power and authority to own, lease and operate its properties and to conduct its Business. I33 is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on I33.

      4.3. Authority for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of I33. I33 has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. Each of the Stockholders has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Stockholders and is a legal, valid and binding obligation of each of the Stockholders enforceable against each of the Stockholders in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general. This Agreement has been duly executed and delivered by I33 and, assuming the due authorization, execution and delivery by AppNet of this Agreement, this Agreement is a legal, valid and binding obligation of I33, enforceable against I33 in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

      4.4. No Violation to Result. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof: (i) are not in violation or breach of, do not conflict with or constitute a default under the Certificate of Incorporation or Bylaws of I33 or any Contract to which I33 or either of the Stockholders is a party, (ii) will not accelerate or permit the acceleration of the performance on the part of I33 required by any of the terms of any Contract to which I33 is a party or which affects I33; (iii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iv) will not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Governmental or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise), at law or in equity, which is applicable to I33; and (v) will not result in the creation or imposition of any Encumbrance in favor of any Person upon any of the properties or assets of I33.

      4.5. Capitalization.

            (a) Schedule 4.5 sets forth, with respect to I33, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and the record owner thereof, and (iii) the number of shares of each class, if any, which are held in treasury. All of the issued and outstanding shares of capital stock of I33 (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) were issued in compliance with all applicable state and federal laws and (C) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of I33, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require I33 to issue or sell any shares of its Common Stock (or securities convertible into or exchangeable for shares of its Common Stock). Except as provided in the Option Agreement, there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to I33, and no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of I33. Except as provided in the Option Agreement, I33 is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

            (b) Except as set forth in Schedule 4.5, the Stockholders are the sole legal and beneficial holders of the issued and outstanding shares of capital stock of I33, and the Stockholders own such shares as are set forth opposite their respective names on Schedule 4.5 free and clear of any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, Encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive right, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

      4.6. Financial Statements.

            (a) Schedule 4.6 includes true, complete and correct copies of (i) the audited balance sheets of I33 as of the end of the periods ended December 31, 1997 and June 30, 1998 and audited statements of income, cash flows and retained earnings for such periods (collectively, the "Annual Financials"), and
(ii) true, complete and correct copies of I33's unaudited interim balance sheet (the "Current Balance Sheet") as of November 30, 1998 (the "Balance Sheet Date") and I33's statement of income, cash flow and retained earnings for the eleven
(11) months ended November 30, 1998 (collectively, the "Interim Financials" and together with the Annual Financials, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied (subject, in the case of the Interim Financials, to normal year-end audit adjustments, which individually or in the aggregate will not be material, and the absence of footnotes), except for the failure to record a corporate tax liability for 1997 attributable to the failure set forth on Schedule 4.10 not in excess of $200,000. Each of the balance sheets included in the Financial Statements presents fairly the financial condition of I33 as of the dates indicated thereon, and each of the statements of income, cash flows and retained earnings included in the Financial Statements presents fairly the results of its operations for the periods indicated thereon, except for the failure to record a corporate tax liability for 1997 attributable to the failure set forth on
Schedule 4.10 not in excess of $200,000. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in I33's accounting policies. There are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

            (b) The books and records, minute books, stock record books, and other records of I33, all of which have been made available to AppNet, are complete and correct and have been maintained in accordance with sound business practices (except for the failure to maintain current corporate minutes and for the failure to record a corporate tax liability for 1997 attributable to the failure set forth on Schedule 4.10 not in excess of $200,000).

      4.7. Liabilities and Obligations.

            (a) Except as disclosed on Schedule 4.7(a), there are no Liabilities or obligations of I33, other than: (i) those Liabilities reflected on the Current Balance Sheet and not paid or discharged prior to the Closing Date; (ii) those Liabilities incurred after the Balance Sheet Date arising in the ordinary course of business or which were incurred under any contract, commitment or agreement specifically disclosed on any schedule to this Agreement; (iii) the Permitted Loans; (iv) the obligation to pay the Option Exercise Price pursuant to the Stock Option Agreement; and (v) the obligation to pay the Professional Fees.

            (b) Schedule 4.7(b) sets forth a summary description of all advance payments or deposits held by I33 and reflected in the Financial Statements and the related obligations thereunder.

      4.8. Adverse Changes. Except as set forth on Schedule 4.8, from June 30, 1998: (i) there has been no change in the condition (financial or otherwise), Business, net worth, assets, properties, Liabilities or obligations (fixed, contingent, known, unknown or otherwise) of I33 which has had or is likely to have a Material Adverse Effect on I33, and there has been no event in the conduct of the Business of I33 which might reasonably be expected to result in any such Material Adverse Effect before or after the Closing Date; (ii) I33 has not declared or paid any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of I33, except for the payment of the Option Exercise Price to be paid immediately prior to Closing, and (iii) I33 has complied with all of the covenants set forth in Section 6.3, to the same extent as if this Agreement had been executed on June 30, 1998.

      4.9. Employee Matters.

            (a) All employee benefit plans, programs, policies and arrangements (whether formal or informal, written or unwritten, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by I33 for the benefit of any current or former employee of I33 or in which such employees are entitled to participate are listed in Schedule 4.9(a) (the "Benefit Plans"). With respect to each Benefit Plan, true, correct and complete copies of all of the following documents, if applicable, will be delivered or made available to AppNet substantially prior to the Closing Date:
(i) all plan documents and amendments thereto; (ii) all written descriptions of any oral plans or policies; (iii) all trust agreements; (iv) all annuity contracts, insurance policies or contracts and service agreements; (v) the three
(3) most recent Forms 5500 and any financial statements attached thereto; (vi) the most recent actuarial and valuation report; (vii) the most recent IRS determination letter; (viii) the most recent summary plan description; and (ix) copies of all nondiscrimination testing for the last three (3) years. Except as set forth on Schedule 4.9(a), each Benefit Plan and the administration thereof complies, and has at all times complied, with the terms of such Benefit Plan and with the requirements of all applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth on
Schedule 4.9(a), each Benefit Plan
intended to qualify under Section 401(a) of the Code so qualifies, and each trust which forms a part of any such Benefit Plan is exempt from taxation under
Section 501(a) of the Code. No Benefit Plan subject to Part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of
Section 302 of ERISA or Section 412 of the Code. No liability has been incurred or is expected to be incurred under Title IV of ERISA by any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by I33, any predecessor to I33, or any entity that is or at any time was a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, which includes or included I33 ("Controlled Group Member"). Neither I33, nor any Controlled Group Member has incurred any liability for any Tax imposed under Sections 4971 through 4980B of the Code or civil liability under Sections 502(i) or (l) of ERISA. The "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA. No Benefit Plan is a "Multiemployer Plan" within the meaning of Section 3(37) of ERISA. No Benefit Plan provides health or death benefit coverage to any employee or his spouse or dependents beyond the termination of an employee's employment, except as required by Part 6 of Subpart B of Title I of ERISA or Section 4980B of the Code. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the effective date of said Section 4043. I33 has no liability (whether actual, contingent or otherwise) with respect to any employee benefit plan or arrangement sponsored or maintained by a Controlled Group Member. No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan, and no suit, action, or other litigation is threatened by, against, or relating to any Benefit Plan and I33 does not have any knowledge of any fact that could form the basis for any such suit, action or litigation. No "prohibited transaction" within the meaning of Sections 406 or 407 of ERISA or
Section 4975 of the Code has occurred with respect to any Benefit Plan. No Benefit Plan is presently under audit or examination by the IRS, the Department of Labor, or any other Governmental or Regulatory Authority, and no matters are pending with respect to any Benefit Plan under the IRS Voluntary Compliance Resolution program, its Closing Agreement Program, or any other similar program. All contributions to Benefit Plans that were required to be made under such Benefit Plans will have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date, and I33 will have performed by the Closing Date any obligations required to be performed as of such date under all Benefit Plans. No Benefit Plan contains any term or provision or is subject to any law that would prohibit the transactions contemplated by this Agreement, or that would give rise to the vesting of benefits, payments, or liabilities as a result of the transactions contemplated by this Agreement, except to the extent that full vesting is required under any tax-qualified Benefit Plan under Section 411 of the Code.

            (b) Schedule 4.9(b) contains a complete and correct list of all employees of I33 as of the date hereof and the current compensation rate payable to each such employee. Except as set forth in Schedule 4.9(b), (i) the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of I33 are such that their employment or engagement may be terminated upon not more than two weeks' notice given at any time and without liability for payment of compensation or damages, (ii) there are no severance payments which are or could become payable by I33 to any director, officer or other employee of I33 under the terms of any oral or written agreement or commitment or any law, custom, trade or practice, and (iii) there are no agreements, contracts or commitments, oral or written, between I33 and any employee, consultant or independent contractor.

            (c) I33 is not bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union. No employees of I33 are or ever have been represented by any labor union or covered by any collective bargaining agreement while employed by I33, and, to I33's knowledge, no campaign to establish such representation is in progress. There is no pending or threatened labor dispute involving I33 and any group of their employees nor has I33 experienced any labor interruptions. I33 is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such laws regarding employment documentation, minimum wage and hours, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and I33 has not engaged in any unfair labor practice. All persons classified by I33 as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and I33 has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

      4.10. Taxes. Except as provided in Schedule 4.10:

            (a) I33 has, since January 1, 1997, been an S corporation within the meaning of Section 1361 of the Code and has been validly treated in a similar manner for purposes of the income tax law of all states in which it has been subject to taxation in which such treatment is legally available by election or otherwise. I33 has filed or caused to be filed with the appropriate Governmental or Regulatory Authority any and all Tax Returns required to be filed by it as of the date hereof, or requests for extensions to file Tax Returns which have been filed have been timely filed or granted and have not expired, and all such Tax Returns are true, complete and accurate in all material respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Material Adverse Effect on I33. I33 has paid all Taxes shown as due, claimed to be due by any Governmental or Regulatory Authority, or accruable or properly owed with respect to periods through the Closing Date except for such Taxes as (i) are fully reserved for in the Current Balance Sheet, (ii) are attributable to any Section 338(h)(10) Election, or
(iii) were incurred after the Balance Sheet Date in the ordinary course of business and are not due and payable as of the Closing Date. No deficiencies for any Taxes have been proposed against I33 that are not adequately reserved for in the Current Balance Sheet. No requests for waivers or comparable consents with respect to the time to assess any Taxes against I33 have been granted or are pending, except for requests with respect to such Taxes that have been adequately reserved for in the Current Balance Sheet. I33 has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws and withholding with respect to employee wages) and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental or Regulatory Authority all amounts required to be withheld and paid over under all applicable laws. No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of I33, and I33 has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to I33 or any Tax Return filed or required to be filed by or with respect to I33. Except as provided in the Option Agreement, I33 is not a party to, is not bound by, and has no obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

            (b) I33 has delivered to AppNet complete and accurate copies of all filed federal income Tax Returns of I33 relating to taxable years beginning prior to the Closing Date, and all examination reports and statements of assessment or deficiency issued regarding to such Tax Returns, and has delivered or made available to AppNet complete and accurate copies of all other filed Tax Returns of I33, together with all related examination reports and statements of assessment or deficiency for all periods beginning prior to the Closing Date.

            (c) I33 has not been informed by any Governmental or Regulatory Authority that such authority believes that I33 was required to file any Tax Return that has not been filed.

            (d) I33 has not filed an election, consent or agreement under
Section 341(f) of the Code, and none of the assets of I33 are subject to an election under Section 341(f) of the Code.

            (e) I33 has no liability for the Taxes of any other person either as a transferee under Section 6901 of the Code, or any similar provision of state, local or foreign law, as a successor, or by contract or otherwise.

            (f) Neither I33 nor any predecessor has ever been included or required to be included, on any affiliated, consolidated, combined or unitary Tax Return.

            (g) I33 will not be required to include any amounts in income for taxable years ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method occurring in a taxable year ending on or before the Closing Date, and none of I33 nor the Stockholders has any knowledge that any Governmental or Regulatory Authority has proposed any change in method of accounting that would require inclusion of such amounts.

            (h) I33 has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      4.11. Subsidiaries. I33 has no debt, equity or other investment or interest in any Person or any strategic alliance with any Person. I33 has no commitments to contribute to the capital of, make loans to or share losses of, any Person.

      4.12. Property.

            (a) I33 has never owned any real property. Schedule 4.12(a) sets forth an accurate and complete list of all leases of real property leased by I33 (collectively, the "Facilities"). Except as otherwise disclosed on Schedule 4.12(a), (i) there are no outstanding written or oral leases, rights to occupancy, or tenancies of any kind (including tenancies by sufferance and/or holdover tenancies arising under expired written or oral leases) covering or in any way affecting the Facilities or any part or parts thereof; (ii) no person, firm or corporation other than I33 has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof; and (iii) there have been no improvements to, construction on, work done at, and/or services or material supplied to, the Facilities or any part or parts thereof for which payment in full has not been made and which might give rise to mechanic's liens or other lien rights with respect to the Facilities, except in the ordinary course of business. All leases set forth on Schedule 4.12(a) are in full force and effect and constitute valid and binding agreements of I33 and, to the knowledge of I33, the other parties thereto in accordance with their respective terms.

            (b) Schedule 4.12(b) sets forth an accurate list of all I33 owned and leased personal property (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for equipment and also including an indication as to which assets are currently owned, or were formerly owned, by any current or former stockholders of I33. All of the vehicles and other material machinery and equipment listed on Schedule 4.12(b) are in good working order and condition, ordinary wear and tear excepted. All fixed assets used by I33 that are material to the operation of the Business, as it is presently being conducted, are either owned by I33 or leased under an agreement listed on Schedule 4.12(b).

            (c) Except as set forth on Schedule 4.12(c), I33 has good and marketable title to its owned assets, free and clear of any and all Encumbrances and defects in title. I33's assets, taken together, are adequate for the operation of the Business as it is being currently conducted.

      4.13. Contracts. Schedule 4.13 constitutes an accurate and complete list of each Material Contract. Each Contract is in full force and effect, is a valid, binding and enforceable obligation by or against I33 and, to the knowledge of I33, the other parties thereto, and, except as disclosed on
Schedule 4.13, no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute, a default or breach thereunder. Prior to the Closing Date, I33 will deliver or will cause to be delivered or will make available to AppNet correct and complete copies of each Material Contract and all amendments thereto. Except as set forth on Schedule 4.13, there exists no restrictive covenants limiting the ability of I33 or any Affiliate thereof to conduct its business.

      4.14. Government Contracts. I33 is not, and has never been, a party to any Government Contracts.

      4.15. Litigation. Except as set forth in Schedule 4.15, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending or to the knowledge of I33 and the Stockholders threatened against or adversely affecting I33 before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits, demands or proceedings relating to toxic materials, hazardous substances, pollution or the environment. To the knowledge of I33 and the Stockholders, there are no facts that would likely result in any such litigation, suit, proceeding, action, claim or investigation. I33 is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

      4.16. Compliance with Laws. Except as set forth in Schedule 4.16 or
Schedule 4.10, I33 has complied and is currently in compliance with all laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Governmental or Regulatory Authority applicable to it, its properties or the operation of its business. I33 has not received any notice or citation for noncompliance with any of the foregoing, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing. I33 has all licenses, permits, approvals, qualifications or the like, from any Government, Governmental or Regulatory Authority or any third party necessary for the conduct of I33's Business, as it is presently being conducted, and all such items are in full force and effect, except as disclosed in this Agreement.

      4.17. Environmental and Safety Matters.

            (a) For purposes of this Agreement, the term "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any lien, whether recorded or unrecorded, in favor of any Governmental or Regulatory Authority, relating to any liability of I33 arising under any Environmental and Safety Requirements.

            (b) Except as set forth on Schedule 4.17:

                  (i) I33 has complied with and is currently in compliance with all Environmental and Safety Requirements, and I33 has not received any oral or written notice, report or information regarding any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to I33 or any of its properties or facilities.

                  (ii) Without limiting the generality of the foregoing, I33 has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of their businesses. A list of all such permits, licenses and other authorizations which are material to I33 is set forth on
Schedule 4.17 attached hereto.

                  (iii) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on I33 or otherwise for site investigation or cleanup, or notification to or consent of any Governmental or Regulatory Authorities or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (iv) I33 has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance), or owned, occupied or operated any facility or property, so as to give rise to Liabilities of I33 for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental and Safety Requirements.

                  (v) Without limiting the generality of the foregoing, to I33's knowledge, no facts, events or conditions relating to the past or present properties, facilities or operations of I33 prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including, without limitation, those Liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage).

                  (vi) I33 has not, either expressly or by operation of law, assumed or undertaken any material liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                  (vii) To the knowledge of I33, no Environmental Lien has attached to any property leased or operated by I33.

      4.18. Customers; Suppliers.

            (a) Except as set forth in Schedule 4.18(a), no single customer accounted for more than 5% of I33's revenues for the fiscal year ended December 31, 1997 or for the period January 1, 1998 through September 30, 1998. Except as set forth on Schedule 4.18(a), no customer listed on Schedule 4.18(a) (a "Significant Customer") has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with I33, or during such periods has materially decreased its usage or purchase of I33's services or products. To I33's knowledge, no Significant Customer has any plan or intention to terminate, cancel or otherwise materially modify its relationship with I33 or materially decrease or limit its usage, purchase or distribution of the services or products of I33.

            (b) The relationships of I33 with its suppliers are good commercial working relationships and, except as set forth on Schedule 4.18(b), no supplier has during the last twelve months terminated or threatened to terminate, its relationship with I33 or has during the last twelve (12) months decreased or limited or threatened to decrease or limit, its services, supplies or materials to I33. No supplier is a sole source of supply of any good or service to I33. I33 does not have any knowledge that any of the suppliers intends to terminate or otherwise modify adversely to I33 its relationship with I33 or to decrease or limit its services, supplies or materials to I33.

      4.19. Insurance. Schedule 4.19 sets forth an accurate list of all insurance policies carried by I33 (all of which policies remain in full force and effect) and all insurance loss runs or workers' compensation claims. I33 has made available to AppNet true, complete and correct copies of all current insurance policies of I33, all of which are in full force and effect. All premiums due and payable under all such policies have been paid and I33 has not received any notice of default or non-compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Neither I33 nor the Stockholders know of any threatened termination of, or material premium increase with respect to, any of such policies.

      4.20. Intellectual Property.

            (a) Except as set forth on Schedule 4.20(a), I33 owns, or possesses valid written licenses to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs and applications and tangible or intangible proprietary information and material that are used in the Business of I33 (the "Company Intellectual Property Rights"). Schedule 4.20(a) lists all Company Intellectual Property Rights owned by I33, and specifies the jurisdictions in which the Company Intellectual Property Rights are issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. The filings in respect of all such registrations and applications are in good standing, are held solely in the name of I33 as the exclusive owner of all rights therein, and all necessary steps have been taken to maintain such filings and to prosecute the applications in a timely manner.

            (b) Schedule 4.20(b) lists (i) all licenses, sublicenses and other agreements to which I33 is a party and pursuant to which any person is authorized to use any Company Intellectual Property Rights or any trade secret material to I33 (and includes the identity of all parties thereto other than non-exclusive product licenses and sublicenses granted by I33 in the ordinary course of business); and (ii) all licenses, sublicenses and other agreements as to which I33 is a party and pursuant to which I33 is authorized to use any third party patents, trademarks or copyrights (including software) which are incorporated in, are, or form a part of, any of I33's products or services, or other trade secrets of a third party in or as to any product or service

(collectively, the "Company Third Party Intellectual Property Rights"), and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. I33 is authorized to use, in the manner used by I33, the Company Third Party Intellectual Property Rights. Except as set forth on Schedule 4.20(b), I33 is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on Schedule 4.20(b) or by which it is authorized to use Company Third Party Intellectual Property Rights.

            (c) No claims with respect to Company Intellectual Property Rights, any trade secrets of I33, or Company Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such of Company Third Party Intellectual Property Rights by or through I33, have been asserted or are threatened by any person, nor, except as set out on Schedule 4.20(c), does I33 or any of the Stockholders know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product or service, as now used, sold or licensed or proposed for use, sale or license by I33 infringes any copyright, patent, trademark, service mark, trade secret or any other intellectual property right; (ii) against the use by I33 of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in I33's Business; (iii) challenging the ownership, validity or effectiveness of any of Company Intellectual Property Rights or other trade secrets of I33; or
(iv) challenging I33's license or legally enforceable right to use, or the validity or effectiveness of any Company Third Party Intellectual Property Rights.

            (d) Except as set forth on Schedule 4.20(d), I33 has entered into all necessary agreements and obtained all necessary rights to acquire Company Third Party Intellectual Property Rights. All agreements relating to Company Third Party Intellectual Property Rights are in full force and effect for the term set forth in each such agreement.

            (e) All registered trademarks, service marks and copyrights held by I33 are valid and subsisting. To I33's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any of Company Intellectual Property Rights, any trade secrets of I33, or any of Company Third Party Intellectual Property Rights to the extent licensed by or through I33, by any third party, including any employee or former employee of I33. Except as set out on Schedule 4.20(e), (i) I33 has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of any patent, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) there is no basis for any such charge or claim; and (iii) there is not any infringement liability with respect to, or infringement or violation by, I33 of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another.

            (f) No Company Intellectual Property Rights, trade secrets of I33 or Company Third Party Intellectual Property Rights are subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by I33. Except for contracts licensing I33's products executed in the ordinary course of business and in accordance with I33's past practices (all of which contracts are listed on Schedule 4.13), I33 has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Rights. Except as set forth on
Schedule 4.20(f), I33 is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions.

            (g) Intentionally Omitted.

            (h) The Company Intellectual Property Rights, at no additional cost to AppNet (or I33, after the Closing Date), and without human intervention will:

                  (i) include year 2000 date conversion and capabilities including, but not limited to, date data century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and date data interface values that reflect the century;

                  (ii) automatically compensate for and manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abort within the application or result in the generation of incorrect values or invalid outputs involving such dates;

                  (iii) provide that all date related user interface
                        functionalities and data fields include the indication of the correct century;

                  (iv) provide that all date related software to software or application to application data interface functionalities will include the indication of the correct century; and

                  (v) provide that all date processing by the Company Intellectual Property Rights will include four-digit date format and recognize and correctly process dates for leap years.

      4.21. Accounts Receivable. The accounts receivable of I33 arose in the ordinary course of business from bona fide transactions and are not subject to any setoff, counterclaim or defense. The accounts receivable (both billed and unbilled) shall be fully collectible in accordance with their terms, subject to any applicable reserves as of the Closing Date.

      4.22. Inventory. All items of inventory and supplies of I33 consist of items of a quality, quantity and condition usable and saleable in the ordinary course of the business of I33 and for the purpose for which they are intended, without discount or reduction, and conform to generally accepted standards in the industry of which I33 is a part. The value of each item of inventory and supplies reflected on the Financial Statements was, in each instance, valued at the lower of cost or market value and based on the ordinary course of the business consistent with the historical valuation policy of I33 and is not subject to any write-down or write-off.

      4.23. Related Party Transactions. Schedule 4.23 sets forth all arrangements, Liabilities, agreements and contracts in effect as of the date hereof among I33 and (i) any Person who is an officer, director or Affiliate of I33, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate, or (ii) any Person who acquired the Common Stock of I33 in a private placement.

      4.24. Brokers. Except as set forth on Schedule 4.24, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon I33 or, to the knowledge of I33 or the Stockholders, against or upon AppNet, for any commission, fee or other compensation payable as a finder or broker because of any act or omission by I33 or the Stockholders. Except for the Professional Fees, which shall be paid at the Closing by I33, the Stockholders shall be fully responsible for the payment of all such commissions, fees and other compensation and shall deliver to AppNet at Closing a release from the party disclosed on Schedule 4.24.

      4.25. Intentionally Omitted

      4.26. Intentionally Omitted

      4.27. Accredited Investors; Investment Intent.

            (a) AppNet has made available to each Stockholder, during the course of this transaction and prior to the delivery of the Notes and the shares of AppNet Common Stock into which the Notes are convertible (together, the "Securities"), the opportunity to ask questions of and receive answers from any of the officers of AppNet concerning the terms and conditions of the offering, and to obtain any documents or additional information necessary to verify the information provided to each Stockholder or otherwise relative to the financial data and business of AppNet, to the extent that such parties possessed such information or could acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if examined, have been found to be fully satisfactory.

            (b) Each Stockholder understands and acknowledges that (i) such Stockholder must bear the economic risk of such Stockholder's investment in the Securities; (ii) the Securities have not been registered under the Securities Act of 1933, as amended (the "1933 Act") or any state securities laws and are being offered and sold in reliance upon exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the 1933 Act and applicable state laws or unless an exemption from such registration is available; (iii) such Stockholder is purchasing the Securities for investment purposes only for such Stockholder's own account and not with any view toward a distribution thereof; (iv) no Stockholder has any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Securities which such Stockholder hereby subscribes to purchase or any part thereof, and no Stockholder has any present plans to enter into any such contract, undertaking, agreement or arrangement; (v) there will be no public market for the Securities; and (vi) each Stockholder understands that AppNet is not obligated to comply with any reporting requirements under the Securities Exchange Act of 1934, as amended, and that AppNet makes no representation or warranty that it will disseminate to the public any current financial or other information concerning itself, as is required by Rule 144 promulgated under the 1933 Act as one of the conditions of its availability.

            (c) Each Stockholder has evaluated the risks of investing in the Securities, and has determined that the Securities are a suitable investment for such Stockholder. Each Stockholder can bear the economic risk of this investment and can afford a complete loss of such Stockholder's investment.

            (d) Each Stockholder is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable of evaluating the merits and risks of investing in the Securities.

            (e) Each Stockholder hereby represents that such Stockholder is a resident of the State of New York. No Stockholder has any present intention of becoming a resident of any other state or jurisdiction.

            (f) Each Stockholder is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act in order to qualify for the purchase of the Securities. Any information which each Stockholder has heretofore furnished to AppNet with respect to such Stockholder is correct and complete as of the date of this Agreement.

      4.28. Intentionally Omitted.

      4.29. Disclosure. No representation or warranty by I33 and the Stockholders contained in this Agreement, and no representation, warranty or statement by I33 or the Stockholders contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, AppNet pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement by I33 or the Stockholders of a material fact or omits or will omit to state any material fact necessary to make any statement of I33 or the Stockholders herein or therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF APPNET

      To induce I33 and the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, AppNet represents and warrants to I33 and the Stockholders, as of the date hereof and as of the Closing Date, as set forth below:

      5.1. Due Organization. AppNet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2. Power and Authority. AppNet has all requisite corporate power and authority to own, lease and operate its properties and to conduct its Business. AppNet is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on AppNet.

      5.3. Authority for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of AppNet. AppNet has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AppNet and, assuming the due authorization, execution and delivery by I33 and the Stockholders of this Agreement, this Agreement is a legal, valid and binding obligation of AppNet enforceable against AppNet, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

      5.4. No Violation to Result. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof: (i) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the Certificate of Incorporation or Bylaws of AppNet or any contract to which AppNet is a party or which affects AppNet; (ii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iii) will not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Governmental or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise), at law or in equity, and applicable to AppNet; and (iv) will not result in the creation or imposition of any Encumbrance in favor of any Person upon any of the properties or assets of AppNet.

      5.5. Brokers and Agents. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon AppNet or, to the knowledge of AppNet, against or upon I33 or the Stockholders (other than as disclosed in Section 4.24) for any commission, fee or other compensation payable as a finder or broker because of any act or omission by AppNet.

      5.6. Capitalization. Schedule 5.6 sets forth, with respect to AppNet, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and the record owner thereof, and (iii) the number of shares of each class, if any, which are held in treasury. Except as set forth on Schedule 5.6, no preemptive right or rights of first refusal exist with respect to the shares of capital stock of AppNet, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 5.6, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require AppNet to issue or sell any shares of its capital stock (all of the foregoing, the "AppNet Issuance Agreements").
Schedule 5.6 sets forth the identity of the holder of each AppNet Issuance Agreement, the type of agreement to which such holder is a party, the class and number of shares of capital stock subject to each such agreement, and the exercise price or conversion price, or other similar information concerning the consideration such holder is required to tender in exchange for such shares of the capital stock of AppNet. Schedule 5.6 identifies each agreement pursuant to which any of GTCR Golder Rauner, L.L.C. ("GTCR"), Smart Technology, L.L.C. ("Smart Technology"), and their respective Affiliates, has acquired shares of the capital stock of AppNet. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to AppNet. Except as set forth on Schedule 5.6, AppNet is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

6. COVENANTS

      6.1. Access to Properties and Records.

            (a) I33 shall afford to the officers, employees, attorneys, accountants and other authorized representatives of AppNet, free and full access to all of I33's assets, properties, books and records and employees in order to afford AppNet as full an opportunity of review, examination and investigation as they shall desire to make of the affairs of I33, and AppNet shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation as may be reasonably necessary. I33 shall furnish or cause to be furnished to AppNet such reasonable financial and operating data and other information about I33's Business, as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future, properties and assets which any of the officers, employees, attorneys, accountants or other authorized representatives of AppNet may reasonably request; provided that AppNet and its agents shall not unreasonably interfere with the operations of I33's Business. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

            (b) AppNet shall afford to the officers, employees, attorneys, accountants and other authorized representatives of I33, access to such of AppNet's assets, properties, books and records and employees in order to afford I33 as full an opportunity of review, examination and investigation as they shall reasonably request of the affairs of AppNet, and I33 shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation thereof as may be reasonably necessary. AppNet shall furnish or cause to be furnished to I33 such reasonable financial and operating data and other information about AppNet's Business, as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future, properties and assets which any of the respective officers, employees, attorneys, accountants or other authorized representatives of I33 may reasonably request; provided that I33 and its agents shall not unreasonably interfere with the operations of AppNet's Business. No information or knowledge obtained in any investigation pursuant to this Section
6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

      6.2. Confidentiality.

            (a) I33 and the Stockholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of I33 and/or AppNet, such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of I33's or AppNet's respective businesses. I33 and the Stockholders agree that they will not disclose confidential information with respect to I33 (except in the ordinary course of business) and/or AppNet to any Person for any purpose or reason whatsoever (except to authorized representatives of I33, AppNet and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.2), unless (i) such information becomes known to the public generally through no fault of I33 or the Stockholders, (ii) disclosure is required by law or the order of any Governmental or Regulatory Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the prosecution of a lawsuit against AppNet, or the defense of a lawsuit against the disclosing party or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, I33 or the Stockholders, shall, if possible, give prior written notice thereof to AppNet and provide AppNet with the opportunity to contest such disclosure.

            (b) AppNet recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential information of I33, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of I33's business. AppNet agrees that prior to the Closing it will not disclose confidential information with respect to I33 and/or the Stockholders to any Person, for any purpose or reason whatsoever (except to authorized representatives of AppNet, I33, and/or the Stockholders and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.2), unless (i) such information becomes known to the public generally through no fault of AppNet, (ii) disclosure is required by law or the order of any Governmental or Regulatory Authority under color of law, or the (iii) AppNet reasonably believes that such disclosure is required in connection with the prosecution of a lawsuit against I33 or the Stockholders, or the defense of a lawsuit against AppNet or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, AppNet, shall, if possible, give prior written notice thereof to I33 and the Stockholders and provide I33 and the Stockholders with the opportunity to contest such disclosure.

      6.3. Interim Covenants of I33. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by AppNet, I33 shall
(i) keep I33's Business, as it is presently being conducted and as it is proposed to be conducted in the future, and organization intact and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted, (ii) use its reasonable best efforts to keep available the services of its directors, officers, employees, independent contractors and agents and retain and maintain good relationships with its clients and maintain the Facilities in good condition, (iii) perform its obligations under the Contracts and Government Contracts and (iv) maintain the goodwill and reputation associated with its Business, as it is presently being conducted and how it is proposed to be conducted in the future. Without limiting the generality of the foregoing, I33 shall not, without the prior written consent of AppNet:

            (a) Adopt or propose any change in its Certificate of Incorporation or Bylaws;

            (b) Merge or consolidate with any other entity or acquire a material amount of assets of any other entity;

            (c) Issue or sell any stock, bonds, or other securities of which I33 is the issuer or grant, issue or change any stock options, warrants or other rights to purchase securities of I33;

            (d) Amend any term of any outstanding security of I33;

            (e) Sell, lease or dispose of or make any contract for the sale, lease or disposition of or subject to lien or security interest or any other Encumbrance any of its properties or assets, other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6;

            (f) Except as set forth on Schedule 6.3 and the payment of the Employee Bonuses, grant any salary increase to, or increase the draw of, any of its officers, directors, employees or agents, or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, severance, pension, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement except consistent with past compensation practices;

            (g) Incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

            (h) Except as set forth on Schedule 6.3, enter into any leases of real property or any material leases of equipment and machinery;

            (i) Except in the ordinary course of business or as disclosed in this Agreement, enter into any contract, (i) which would be required to be listed on Schedule 4.13 as a Material Contract had it been entered into prior to the date hereof; or (ii) in which any Affiliate of I33 or any of the Stockholders has any beneficial interest;

            (j) Except as set forth on Schedule 6.3, redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock;

            (k) Except as set forth on Schedule 6.3, create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

            (l) Pay or apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any obligation, directly or indirectly, to or for the benefit of I33 or any Affiliate thereof except for payments to I33's Affiliates in accordance with past practice;

            (m) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

            (n) Acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to I33;

            (o) Amend or terminate any Contract, Government Contract, permit, license or other right; or

            (p) Enter into any other transaction (i) that is not negotiated at arm's length with a third party affiliated with I33 or any officer or director of I33 or the Stockholders, (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder.

      6.4. No Solicitation. Neither I33 (its officers or directors), the Stockholders, nor any agent or any representative thereof, shall during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person or entity for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person, other than AppNet, relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, I33 or a merger, consolidation or business combination involving I33. If I33 or any of the Stockholders receives any unsolicited offer or proposal relating to any of the above, I33 or the Stockholders shall immediately notify AppNet thereof, and provide to AppNet all information relating thereto, including a copy of such offer or proposal, the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

      6.5. Notification of Certain Matters. I33 shall give prompt notice to AppNet of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of I33 or the Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of I33 or the Stockholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by I33 or the Stockholders hereunder. AppNet shall give prompt notice to I33 of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of AppNet contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of AppNet to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by AppNet hereunder. The delivery of any notice pursuant to this Section 6.5 shall not, without the express written consent of the receiving party, be deemed to (A) modify the representations or warranties hereunder, (B) modify the conditions set forth in Sections 7 or 8 hereof, as the case may be, or (C) limit or otherwise affect the remedies available hereunder to any party hereto.

      6.6. Tax Return Preparation, Filing and Payment.

            (a) The Stockholders shall prepare or cause to be prepared the income Tax Returns of I33 for all taxable periods ending on or before the Closing Date (other than a return for a taxable period both beginning and ending on the Closing Date), which shall be delivered to AppNet for review and comment no later than 30 days prior to the required filing dates of such Tax Returns (without regard to extensions).

            (b) AppNet shall (i) prepare or cause to be prepared all Tax Returns of I33 other than those referred to in Section 6.6(a) which are due after the Closing Date, (ii) timely file or cause to be filed all Tax Returns which are required to be filed by I33 after the Closing Date, and (iii) timely pay or cause to be paid all Taxes shown to be due on all such Tax Returns which are so filed; provided that such payment obligation shall not be in derogation of any claim for indemnification to which AppNet may be entitled as a result of the incurrence of such Tax liability pursuant to Section 9 of this Agreement. In the case of any Tax Return of I33 prepared under this Section 6.6(b) for any period which includes the Closing Date, not less than 30 days before the date any such Tax Return is filed, AppNet shall provide a copy of such Tax Return to the Stockholders for review and comment.

            (c) All Tax Returns prepared pursuant to Section 6.6(a) or (b) which include any period through the Closing Date shall be made, to the extent permitted by law, in a manner consistent with prior practice with respect to the Tax Returns of I33 and with the terms of this Agreement, provided that Tax Returns prepared pursuant to Section 6.6(a) shall not adopt or change any method of accounting or make any election which would be binding on I33 for taxable years beginning on or after the Closing Date unless consented to by AppNet. AppNet shall not cause or permit I33 at any time to take a tax position inconsistent with the provisions of this Agreement except to the extent required by law (based upon the opinion of AppNet's counsel) after consultation with the Stockholders.

            (d) Taxes payable by I33 with respect to Tax Returns for periods which include the Closing Date shall be allocated to the portion of the taxable period ending on the Closing Date on a closing of the books or specific identification basis if reasonably possible, and otherwise shall be deemed to be allocable to such portion of the period in an amount equal to the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.

            (e) In the event that there is a disagreement among the parties as to the computations of Tax liability to be shown in any Tax Return of I33 required to be filed by or on behalf of I33 after the Closing Date which are described in Section 6.6(a) or the last sentence of Section 6.6(b), the parties shall attempt to resolve their differences in good faith. If they cannot reach complete agreement within fifteen (15) days, each party shall select a Tax expert from their outside accounting firm or law firm knowledgeable in the area of the dispute, and such experts shall attempt to resolve the differences. Each party shall be responsible for the costs and fees of its expert. If the experts are unable to reach an agreement, the matter shall be submitted to binding arbitration in accordance with Section 11.11 hereof. If such dispute cannot be resolved prior to the last date permitted for timely filing of such Tax Return, any return prepared pursuant to Section 6.6(b) shall be filed as may be directed by AppNet, but shall be promptly amended to conform to any later resolution of such dispute, and any return prepared pursuant to Section 6.6(a) shall be filed reflecting any position reasonably requested by the Stockholders, provided that a reporting position shall be considered to be reasonably requested by the Stockholders unless I33's signing return preparer advises that such position does not have a reasonable basis (within the meaning of Section 6662 of the Code), in which case such items shall be reflected in I33's Tax Return as requested by the Stockholders only if tax counsel selected jointly by the Stockholders and AppNet advises such return preparer in writing that such position does have a reasonable basis, and that the position is not an adoption or change in method of accounting or election that would have binding continuing effect on I33 in succeeding taxable years, and the Stockholders shall indemnify and hold AppNet and I33 harmless from and against any Damages (as defined in Section 9.1), Taxes or other costs (including professional fees) resulting from or arising out of any audit of I33 in connection with such reporting position.

            (f) AppNet, I33 and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

      6.7. Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, each of I33 and AppNet will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of AppNet, I33 or the Stockholders to consummate the Stock Purchase and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

      6.8. Benefits Plans. Prior to Closing, if requested by AppNet, I33 agrees to take any and all steps necessary in order to cease all accruals of benefits or contributions under each Benefit Plan, to terminate each Benefit Plan as of the Closing Date, and to distribute to the participants of each Benefit Plan their accrued benefits thereunder, in accordance with the terms of each Benefit Plan and all applicable laws including, without limitation, the provisions of Section 401(k)(10) of the Code.

      6.9. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions thereto.

      6.10. Stock Options. At the Closing, AppNet shall grant to Nathan Foreman fully-vested incentive stock options under AppNet's Incentive Stock Option Plan to purchase 220,000 shares of AppNet's Common Stock at a price of $4.50 per share. In addition to such grant to Nathan Foreman, options to purchase 300,000 shares of AppNet Common Stock shall be made available promptly after the Closing Date for issuance to key employees of I33 at a price of $4.50 per share, as determined by the President of I33 in accordance with AppNet's policies, and authorized and issued under the terms of AppNet's Incentive Stock Option Plan. None of these options may be granted to the Stockholders.

      6.11. Payment of Certain Obligations. Immediately following the Closing, AppNet shall cause I33 to pay the Professional Fees and to repay the Permitted Loans (as defined in Section 7.13), and to pay any Employee Bonuses which had not been paid prior to Closing.

      6.12. Section 338(h)(10) Election. If in AppNet's sole discretion such elections are deemed to be desirable, the Stockholders shall, subject to Section 6.12(a), execute promptly upon presentation by AppNet such documents as are necessary to join in or perfect any elections that AppNet may desire make under
Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1(d)(2) and similar state law provisions in all applicable states which permit corporations to make such elections, with respect to the sale and purchase of the Shares pursuant to this Agreement (all such federal and state income tax elections are collectively referred to herein as the "Section 338(h)(10) Election"). If AppNet desires to cause the Section 338(h)(10) Election to be made, AppNet will have the sole responsibility for assuring that such elections are validly and timely made. The Stockholders will cooperate with AppNet and promptly make available on AppNet's reasonable request any information necessary for AppNet's evaluation of whether to make the Section 338(h)(10) election and for completion of such elections. If AppNet decides that it may be desirable to make the Section 338(h)(10) Election:

            (a) AppNet shall give the Stockholders notice of AppNet's desire to make the Section 338(h)(10) Election (an "Election Notice"), which shall be accompanied by AppNet's proposed allocation of the "deemed sale price" to each asset of I33 in accordance with Treasury Regulation Section 1.338(h)(10)-1(f) and the other regulations under Section 338 of the Code, no later than sixty
(60) days before the Section 338(h)(10) Election is to be made. If AppNet shall give an Election Notice in accordance with the preceding sentence, and AppNet determines to make the Section 338(h)(10) election, AppNet shall advise the Stockholders, as promptly as practicable of those actions that AppNet reasonably considers necessary and appropriate for the Stockholders to take (including the execution and filing of such forms, returns, schedules and other documents as may be required) to effect, preserve, or perfect a timely
Section 338(h)(10) Election. The Stockholders agree to take such actions so advised by AppNet pursuant to the preceding sentence, provided that (i) AppNet shall be solely responsible for, and shall pay all costs and expenses (including professional fees) incurred by the Stockholders or anyone else at the request of AppNet in connection with the preparation and filing of the forms, returns, schedules and other documents necessary for making any Section 338(h)(10) Election and (ii) the Stockholders shall not be obligated to join in such
Section 338(h)(10) Election unless AppNet shall first have paid to each Stockholder, in cash, an estimate, determined in accordance with Section 6.12(b) through Section 6.12(h), of the sum of (i) the Section 338 Stockholder Increase (as defined in Section 6.12(b)) and (ii) the Gross-Up Tax Amount (as defined in
Section 6.12(f)) (together, the "Section 338 Adjustment Amount").

            (b) As used herein, "Section 338 Stockholder Increase" shall mean, with respect to each Stockholder, the amount by which -

                  (i) the present value (using the interest rate specified by Section 6.12(d)(ii)), on the date the estimate of the Section 338 Adjustment Amount shall be paid by AppNet, of the total federal and state income tax (plus all applicable interest, penalties and additions to tax determined under principles set forth in Section 6.12(d)(iii)) that will be payable by such Stockholder with respect to the sale of such Stockholder's Shares to AppNet if the Section 338(h)(10) Election is made exceeds.

                  (ii) the present value (using the interest rate specified by Section 6.12(d)(ii)) on such date of the total federal and state income tax (plus all applicable interest, penalties and additions to tax determined under principles set forth in Section 6.12(d)(iii)) that would have been payable by such Stockholder had the Section 338(h)(10) Election not been made (the "Base Case").

            (c) For purposes of computing the Base Case:

                  (i) It shall be assumed that, had the Section 338 Election not been made, the Stockholders would have recognized capital gain and no ordinary income (except for interest on the Notes) on the sale of their shares.

                  (ii) It shall be assumed that the Stockholders would have been entitled to report the sale of their Shares on the installment basis for federal income tax purposes (pursuant to Section 453 of the Code) and for state income tax purposes to the extent that the relevant state permits (or would permit) installment reporting .

            (d) For purposes of calculating the Section 338 Stockholder Increase for any Stockholder:

                  (i) The tax referred to in subparagraphs (i) and (ii) of
Section 6.12(b) will be calculated on a stand-alone basis solely with respect to the items of income attributable to the Stockholder's ownership and disposition of the Stockholder's Shares without regard to any other items on such Stockholder's Tax Return and assuming that such Stockholder pays tax on ordinary income at the highest marginal income tax rate applicable to individuals in the jurisdiction in which such income is taxable.

                  (ii) The present value of any future tax obligations of a Stockholder shall be calculated using the annual Applicable Federal Rate for short-term obligations in effect as of the date the estimate of the Section 338 Adjustment Amount shall be paid to the Stockholder.

                  (iii) Federal and state income tax considered to be payable by a Stockholder shall include interest, penalties and additions to tax ("Additional Amounts"), but only to the extent that such Additional Amounts are incurred by the Stockholder as a result of delay in filing or payment caused by acceleration in the required filing date and/or an increase in the amount required to be paid as of any date incident to the making of the Section 338(h)(10) Election (assuming for this purpose that all other filing and payment obligations have been duly and timely complied with by the Stockholder, that payment of Additional Amounts that are excusable for reasonable cause will be waived under the principles of Treasury Regulation Section 1.338-1(f), and that payment of any additional federal and state income taxes due as a result of the
Section 338(h)(10) Election is made by the Stockholder five business days after the date that the estimate of the Section 338 Adjustment Amount is paid to the Stockholder).

            (e) Solely for purposes of computing the estimate of the Section 338 Stockholder Increase required to be paid by Section 6.12(a) and not for purposes of computing any adjustments to the estimated Section 338 Stockholder Increase under Section 6.12(i):

                  (i) It shall be assumed that the deemed sale of assets of I33 and distribution of the deemed sale proceeds in liquidation to the Stockholders, will be reported on the installment basis for federal income tax purposes (pursuant to Section 453 of the Code) and for state income tax purposes.

                  (ii) It shall be assumed that there will be no change after the date that notice of the estimate of the Section 338 Adjustment Amount is given to AppNet under Section 6.12(g) hereof (the "Estimate Notice Date") that would affect the provisions of, or rates of tax under, any applicable federal or state income tax laws for any taxable year beginning after December 31, 1998.

                  (iii) It shall be assumed that there will be no change after the Estimate Notice Date in the state(s) in which such Stockholder shall be required to pay income tax (by reason of change of such Stockholder's domicile or residence) on the Purchase Price during each of the years in which any payment (or deemed payment) for such Stockholder's Shares pursuant to this Agreement shall be received.

            (f) As used herein, "Gross-Up Tax Amount" shall mean, with respect to each Stockholder, the total federal and state income tax (plus interest, penalties and additions to tax determined under principles set forth in Section 6.12(d)(iii)) that will be payable by such

Stockholder on the Section 338 Adjustment Amount, i.e., the Gross-Up Tax Amount will include taxes incurred on the payment until the Stockholder is made whole on an after-tax basis.

            (g) As soon as practicable (and in any event within ten days) after AppNet shall have given an Election Notice in accordance with Section 6.12(a), the Stockholders shall, at AppNet's sole expense, engage a single accounting firm (the "Stockholders' Accountants") to estimate (i) the amount of the Section 338 Stockholder Increase for each Stockholder and (ii) the amount of the Gross-Up Tax Amount for each Stockholder. Notice of the estimate of the Section 338 Adjustment Amount for each Stockholder shall be given by the Stockholders to AppNet within 40 days after the Election Notice shall have been given, which shall be accompanied by an explanation, and appropriate backup, of the amounts so determined, and shall, subject to Section 6.12(i), be final and binding on both AppNet and the Stockholders unless, within twenty (20) days after notice of such determination shall have been given to AppNet, AppNet shall give notice (a "Dispute Notice") to the Stockholders setting forth (i) the fact that AppNet disputes the estimated amounts determined by the Stockholders' Accountants, (ii) the amount in dispute (the "Disputed Amount"), and (iii) an explanation of the basis for the dispute. If AppNet shall give a Dispute Notice in accordance with the preceding sentence, then, notwithstanding the provisions of Section 6.12(a), AppNet may pay the Disputed Amount, on or before the time specified in Section 6.12(a) for the payment of the estimate of the Section 338 Adjustment Amount, to Kronish Lieb Weiner & Hellman LLP (the "Escrow Agent"), to be held in escrow until the dispute raised in the Dispute Notice about the Stockholders' Accountants' determination of the Section 338 Stockholder Increase and/or the Gross-Up Tax Amount shall have been resolved pursuant to Section 6.12(h). If AppNet shall (A) pay the Disputed Amount to the Escrow Agent pursuant to this
Section 6.12(g) and (B) pay to the Stockholders, in accordance with Section 6.12(a), the entire undisputed balance of the estimated Section 338 Adjustment Amount for each Stockholder, AppNet shall be deemed to have satisfied the requirements of subparagraph (ii) of Section 6.12(a) and all of the Stockholders shall be obligated to join in the Section 338(h)(10) Election notwithstanding the payment to the Stockholders of less than the entire estimated Section 338 Adjustment Amount determined by the Stockholders' Accountants with respect to each Stockholder. If any Stockholder does not timely provide notice to AppNet of his or her estimated Section 338 Adjustment Amount within 40 days of timely delivery of the Election Notice, the Stockholders shall be obligated to join in the Section 338(h)(10) Election notwithstanding the nonpayment of the estimated
Section 338 Adjustment Amount to such delinquent Stockholder, and AppNet shall be obligated to pay the estimated Section 338 Adjustment Amount to such delinquent Stockholder (or the Escrow Agent in the case of a dispute) not later than 20 days after notice to AppNet of the determination of such Stockholder's estimated Section 338 Adjustment Amount (treating, for purposes of the computations thereof, the date of the filing of the Section 338(h)(10) Election as the payment date of the estimated Section 338 Adjustment Amount to such Stockholder).

            (h) If a Dispute Notice shall be given by AppNet in accordance with
Section 6.12(e), AppNet and the Stockholders shall each reasonably cooperate with the others in an attempt to resolve the dispute as to whether AppNet or the Stockholders shall be entitled to the Disputed Amount. In the event that AppNet and the Stockholders shall be unable to agree as to the disposition of the Disputed Amount within thirty (30) days after the Dispute Notice shall have been given, AppNet and the Stockholders shall immediately appoint from among the "Big Five" public accounting firms an accounting firm that shall not have been engaged for any purpose by AppNet, I33, any Affiliate of AppNet or any of the Stockholders within the then previous three years (the "Section 338 Arbiter"), and the Section 338 Arbiter shall, within thirty (30) days after its engagement, resolve the dispute about the proper disposition of the Disputed Amount under the provisions of Sections 6.12(b) through 6.12(f) in a written report delivered to AppNet, the Stockholders and the Escrow Agent, which resolution shall, subject to Section 6.12(i), be final and binding on both AppNet and the Stockholders. Upon receipt of the report of the Section 338 Arbiter, AppNet and the Stockholders shall provide the Escrow Agent with joint written instructions, consistent with such report, as to the release from escrow of the Disputed Amount and all accrued interest thereon. The Section 338 Arbiter shall be provided with all available information reasonably necessary to make its determination and shall have full access to all books and records of I33 and the Tax Returns and workpapers of the Stockholders. The fees and other costs of the Section 338 Arbiter shall be allocated among the Stockholders and AppNet in inverse proportion to the proportion in which the Disputed Amount shall be distributed by the Escrow Agent to AppNet and the Stockholder.

            (i) If the Section 338 Adjustment Amount payable to any of the Stockholders by AppNet shall subsequently be determined to be more or less than the estimated Section 338 Adjustment Amount paid to such Stockholder pursuant to Sections 6.12(a) and 6.12(g) by reason of a variation of the final determination of such Stockholder's tax liability by audit or otherwise from the assumptions used in the computing the estimated Section 338 Adjustment Amount (including changes to the amount, character, timing of recognition, applicable tax rate, and method of calculation, except to the extent that such assumptions or methods are fixed by Sections 6.12(c)(i) and 6.12(d)(i)), the appropriate party shall remit to the other party the amount of such excess or deficit, as the case may be, within thirty (30) days after the Stockholders and AppNet shall receive notice of such final determination. AppNet and the Stockholders shall each reasonably cooperate with the others in connection with the determination of the amount of the Section 338 Adjustment Amount and any administrative or judicial proceedings concerning the existence or amount of taxes relevant to the determination of the Section 338 Adjustment Amount. If it is finally determined that any Stockholder's tax payments after a Section 338(h)(10) Election are required to be made earlier than they were assumed to have been required to be made when calculating the estimated Section 338 Stockholder Increase for such Stockholder (the "Accelerated Tax Payments"), AppNet shall make an interest-free loan to such Stockholder in an amount equal to the Accelerated Tax Payments which will be required to be repaid on the date the Stockholder would have been required to pay the corresponding tax had the Section 338(h)(10) election not been made. Each Stockholder shall promptly give notice to AppNet, and AppNet shall promptly give notice to each Stockholder, of any subsequent adjustment or proposed adjustment to Tax liability (by audit or otherwise) which is relevant to the determination of the Section 338 Adjustment Amount, and AppNet shall be authorized by such Stockholder, and each Stockholder shall be authorized by AppNet, to participate in any proceedings involving such Tax before the relevant Governmental or Regulatory Authority. Failure to give such notice and permit such participation shall result in a waiver of any rights of the breaching party to further adjustment of the Section 338 Adjustment Amount with respect to such Stockholder; provided, however, that in the case of a proceeding that may increase the Tax liability of a Stockholder, such Stockholder shall nevertheless have a right to further adjustment of the Section 338 Adjustment Amount with respect to such increase if such Stockholder pays the Tax liability in question from his own resources and provides AppNet with notice of such payment and an opportunity to commence a refund proceeding on the Stockholder's behalf with respect to such Tax. Any payment made pursuant to this section 6.12(i) or deemed made to the Shareholders as a result of an interest-free loan made pursuant to this section 6.12(i) shall include an amount that will make the recipient whole on an after-tax basis, after taking into account the payments made hereunder and computed on a stand-alone basis using the principles in section 6.12(d)(1). AppNet and the Stockholders agree that if an administrative or judicial contest shall arise, the adverse resolution of which would require a payment under this
Section 6.12(i) or Section 6.12(m), and if the payer acknowledges in writing that it would be obliged to make such payment if the issue is resolved adversely, the payer shall control the resolution of such contest, provided, however, that the payer shall have no right to participate in the resolution of any other contested items on the payee's Tax Return or to compromise any such other item in the course of settling a disputed item the contest of which the payer controls.

            (j) In connection with the Section 338(h)(10) Election, AppNet and the Stockholders shall act together in good faith to determine and agree upon (as soon as practicable, and in any event, within ten days after AppNet shall have given an Election Notice in accordance with Section 6.12(a)) the "deemed sale price" to be allocated to each asset of I33 in accordance with Treasury Regulation Section 1.338(h)(10)-1(f) and the other regulations under Section 338 of the Code. Notwithstanding the generality of the first sentence of this
Section 6.12(j), AppNet and the Stockholders agree that an aggregate of $50,000 shall be allocated to the covenants not to compete contained in Section 10 hereof, and the balance of the "deemed sale price" shall be allocated to the fixed assets, goodwill and other intangible assets of I33. If the Section 338(h)(10) Election shall be made, both AppNet and the Stockholders shall report the tax consequences of the transactions contemplated by this Agreement consistently with such allocations and shall not take any position inconsistent with such allocations in any Tax Return or otherwise. In the event that AppNet and the Stockholders shall be unable to agree as to the computation of the deemed sale price or such allocations, AppNet's reasonable positions with respect to such matters shall control.

            (k) I33 and the Stockholders shall not be in breach of the representations and warranties contained in Sections 4.6, 4.7 and 4.10 as a result of any increased Tax liability caused by the Section 338(h)(10) Election or as a result of any increased Tax liability caused by a determination that a
Section 338(h)(10) Election has not or cannot be properly made, except as a result of the failure to maintain I33's S corporation status from January 1, 1997 to the date immediately preceding the date of the exercise of the option under the Option Agreement; provided, however, that the liability of I33 and the Stockholders for any other breach of such representations or warranties, including, without limitation, inaccuracy of Tax reserves, other than as a result of the Section 338(h)(10) Election, shall remain unaffected by the
Section 338(h)(10) Election.

            (l) Each Stockholder agrees to report the effects of the Section 338(h)(10) Election on his Tax Returns as reasonably requested by AppNet, either on his originally filed Tax

Return if such return has not been filed as of the date of such request and is not otherwise due to be filed within 30 days of such request, and otherwise on an amended Tax Return, provided that a reporting position shall be considered to be reasonably requested by AppNet unless the Stockholder's signing return preparer advises that such position does not have a reasonable basis (within the meaning of Section 6662 of the Code), in which case the Stockholder shall be required to report such item as requested by AppNet only if tax counsel selected jointly by the Stockholder and AppNet advises such return preparer in writing that such position does have a reasonable basis, or may be legally asserted by amended Tax Return or otherwise.

            (m) Notwithstanding anything to the contrary in this Agreement, AppNet shall indemnify and hold the Stockholders harmless (on an after-tax basis computed on a stand-alone basis using the principles provided for under Section 6.12(d)(i)) from and against any Damages (as defined in Section 9.1), Taxes or other costs (including professional fees) resulting from or arising out of any audit of the Stockholders and/or I33 in connection with the Section 338(h)(10) Election, but only to the extent such Damages, Taxes or costs were related to the Section 338(h)(10) Election, and only to the extent that such Damages, Taxes or other costs were not already taken into account in the determination of the
Section 338 Adjustment Amount.

            (n) In the event that AppNet is required to make any payments to the Stockholders pursuant to this Section 6.12, and in the further event that the
Section 338(h)(10) Election gives rise to any increased tax liability to Colasuonno, AppNet shall pay or cause I33 to pay Colasuonno an amount determined under the principles of this Section 6.12 as is necessary to cause her to be in the same after-tax economic position as of the Section 338(h)(10) Election had not been made. As a condition precedent to such obligation, Colasuonno shall have the Stockholders' Accountants make the determination set forth in Section 6.12(e) with respect to her resulting tax liability arising from the Section 338(h)(10) Election. AppNet shall make any payments to Colasuonno in the manner and time comparable to that contemplated in this Section 6.12, including, without limitation, the escrow provisions set forth in Section 6.12(g), and such payments shall be adjusted thereafter pursuant to the dispute resolution procedure set forth in Section 6.12(h).

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET

      The obligations of AppNet to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in AppNet's sole and absolute discretion), at or before the Closing Date, of the following conditions:

      7.1. Representations and Warranties True at the Closing Date. All of the representations and warranties of I33 and the Stockholders contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for those representations and warranties which by their terms are made as of a specific date which shall be true and correct on and as of such date.

      7.2. Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by I33 and/or the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

      7.3. Intentionally Omitted

      7.4. Agreements with Employees. The Stockholders shall have executed and delivered Senior Management Agreements in the form attached hereto as Exhibit D1. All other employees of I33 shall have executed and delivered non-disclosure agreements, in the form attached hereto as Exhibit D2, or other employment agreements acceptable to AppNet.

      7.5. No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Business of AppNet or I33 following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental or Regulatory Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against any of the Stockholders, I33 or AppNet, their respective properties or any of their officers or directors, that could reasonably be expected to have a Material Adverse Effect on I33 or AppNet.

      7.6. No Material Adverse Change. There shall have been, between the Balance Sheet Date and the Closing Date, no change in the Business, financial condition or prospects of I33 which has a Material Adverse Effect on I33.

      7.7. Certificates. I33 and the Stockholders shall have furnished AppNet with such certificates of the officers of I33 and others to evidence compliance with the conditions set forth in this Section 7 as may be reasonably requested by AppNet.

      7.8. Opinion of Counsel. AppNet shall have received an opinion of counsel to I33 in form and substance reasonably acceptable to AppNet.

      7.9. Financing. AppNet shall have secured all financing necessary to pay the Cash Payment on terms satisfactory to AppNet.

      7.10. AppNet's Review. AppNet shall be fully satisfied in its sole and absolute discretion with the results of its review of, and its other due diligence investigations with respect to, the Business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of I33.

      7.11. Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Stockholders, AppNet, or I33 to consummate the Stock Purchase and the other matters contemplated hereby shall have been obtained, including, without limitation, the consent of Michael Friedman Publishing Group, Inc. with respect to I33's sublease of the Seventh Floor at 15 West 26th Street, New York, NY.

      7.12. Delivery of Good Standing Certificates; Corporate Resolutions. AppNet shall have received a certificate of good standing with respect to I33 issued by the State of New York. AppNet shall have received copies of the resolutions of I33 approving this Agreement and the other transactions contemplated herein, certified by the appropriate corporate officers.

      7.13. Financial Terms. AppNet shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of I33 and by each Stockholder, stating that: (i) sales, net of bad debt expense, for I33's fiscal year ended December 31, 1997, were no less than $2,600,000, and for the nine-month period ended September 30, 1998 (the "Interim Period") were no less than $4,600,000; (ii) earnings before interest and taxes ("EBIT") for I33's fiscal year ended December 31, 1997 were no less than $170,000 (or 6.53% of sales, net of bad debt expense, for such fiscal year), and EBIT for the Interim Period was no less than 15% of sales for the Interim Period; (iii) I33's Net Worth as of the Closing is no less than $1,000,000; and
(iv) except for short term loans (not to exceed $500,000 plus interest) to be satisfied out of the Working Capital Contribution (the "Permitted Loans"), I33 has no outstanding long-term or short-term indebtedness to banks, stockholders, or other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payables and other ordinary course accounts payable and amounts disclosed on
Schedule 4.10); provided, however, that AppNet may, in its sole discretion, waive the foregoing condition in whole or in part and, in such case, the Purchase Price shall be reduced by the amount of any such indebtedness of I33 (including principal and accrued interest, costs and fees). In calculating I33's Net Worth as of the Closing, any material increase in intangible assets (other than accounts receivable) since June 30, 1998 shall be excluded, except with the prior written agreement of AppNet.

      7.14. Payment of Loans. All notes receivable from the Stockholders, other Affiliates of I33, and employees of I33 shall have been repaid in full in accordance with their terms.

      7.15. Purchase of Personal Use Items. The Stockholders shall have purchased any personal use assets (e.g., automobiles) from I33 at a purchase price equal to the greater of the net book value of such assets as of Closing or the outstanding indebtedness secured by such assets. Cell phones and pagers purchased by I33 for use by its officers and employees are not personal use assets within the meaning of this section.

      7.16. Stockholders Agreement and Registration Agreement. The Stockholders shall have executed such agreements as shall be necessary to subject the AppNet Common Stock to be delivered to the Stockholders upon conversion of the Notes to AppNet's Stockholders Agreement and Registration Agreement.

      7.17. Release. The Stockholders shall have delivered the release described in Section 4.24.

      7.18. Exercise of Option. I33 shall have exercised its option under the Option Agreement and I33 shall have secured a release from Barbara Colasuonno in the form provided for in the Stock Option Agreement or as otherwise agreed to by AppNet.

      7.19. Accrual of Employee Bonus. I33 shall have accrued on its books and records the Employee Bonuses and the principal amount due under the Employee Note.

      7.20. Resignations. Each of the directors of I33 shall have executed and delivered resignations effective as of the Closing Date, and Enno Vandermeer shall have executed and delivered a resignation as Treasurer effective as of the Closing Date.

      7.21. Termination of Lease. I33 shall have terminated its obligations to pay, or reimburse either of the Stockholders for, automobile leases and the lease for studio space at 450 West 15th Street, New York, New York 10011.

      7.22. Software Licensing. I33 shall have obtained valid licenses for each software program identified on Schedule 4.20(c)(ii).

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF I33 AND THE STOCKHOLDERS

      The obligations of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in the Stockholders' sole and absolute discretion), at or before the Closing Date, of the following conditions:

      8.1. Representations and Warranties True as of the Closing Date. All of the representations and warranties of AppNet contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for those representations and warranties which by their terms are made as of a specific date which shall be true and correct on and as of such date.

      8.2. AppNet's Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by AppNet on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

      8.3. No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Business of AppNet or I33 following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental or Regulatory Authority seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against I33, AppNet, their respective properties or any of their officers or directors, that could reasonably be expected to have a Material Adverse Effect on I33 or AppNet.

      8.4. Certificates. AppNet shall have furnished the Stockholders with such certificates of the officers of AppNet and others to evidence compliance with the conditions set forth in this Section 8 as may be reasonably requested by the Stockholders.

      8.5. Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of AppNet, the Stockholders or I33 to consummate the Stock Purchase and the other matters contemplated hereby shall have been obtained.

      8.6. Delivery of Good Standing Certificates; Corporate Resolutions. I33 shall have received certificates of good standing with respect to AppNet issued by the State of Delaware. I33 shall have received copies of the resolutions of AppNet approving the Stock Purchase and the other transactions contemplated herein, certified by the appropriate corporate officers.

      8.7. No Material Adverse Change. There shall have been, between the Balance Sheet Date and the Closing Date, no change in the Business, financial condition or prospects of AppNet which has a Material Adverse Effect on AppNet.

      8.8. Opinion of Counsel. I33 shall have received an opinion of counsel to AppNet in form and substance reasonably acceptable to I33.

      8.9. Loan. I33 shall have received the proceeds of the Loan.

9. INDEMNIFICATION

      9.1. General Indemnification.

            (a) I33 and each of the Stockholders, jointly and severally (except as otherwise provided in Section 9.1(e)), covenants and agrees to indemnify, defend, protect and hold harmless AppNet and its officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Buyer Party" and collectively, the "Buyer Parties") from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, excise taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Buyer Parties, in any action or proceeding between the Seller Parties (as defined in Section 9.1(b)) and the Buyer Parties or between the Buyer Parties and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the inaccuracy of any representation or the breach of any warranty set forth in this Agreement or certificates delivered on the part of I33 or the Stockholders in connection with the Closing; (ii) the nonfulfillment of any covenant or agreement on the part of I33 or the Stockholders set forth in this Agreement or in any agreement or certificate executed and delivered by I33 or the Stockholders pursuant to this Agreement or in the transactions contemplated hereby; (iii) any and all benefits accrued under the Benefit Plans or Multiemployer Plans as of the Closing Date and any and all other liabilities arising out of, or in connection with the operation of the Benefit Plans or Multiemployer Plans through the Closing Date, in each case to the extent such liabilities are not accrued on I33's balance sheet as of the Closing Date used for purposes of preparing the Closing Financial Certificate;
(iv) any and all liabilities under the Environmental and Safety Requirements in connection with or arising out of Releases that occurred on or prior to the Closing Date; (v) failure of I33 or any I33 employee prior to the Closing Date to maintain all licenses, permits, approvals and qualifications from any Government or Government Regulatory Authority; (vi) any and all Taxes (other than as a result of AppNet's actions pursuant to Section 6.12 hereof) which are
(A) imposed on the Stockholders or any member (other than I33) of the consolidated, unitary or combined group which includes or included I33, that AppNet or I33 pays or otherwise satisfies in whole or in part; and (B) imposed on a Buyer Party in respect of I33's income, business, property or operations or for which a Buyer Party may otherwise be liable as a successor to I33 (x) for any taxable period or portion thereof ending on or prior to the Closing Date, or
(y) resulting by reason of the several liability of I33 pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of I33 having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (vii) the business, operations or assets of I33 on or before the Closing Date (except as otherwise disclosed in the Financial Statements or the schedules to this Agreement) or the actions of I33's directors, officers, shareholders, employees or agents before the Closing Date; and (viii) the Option Agreement, any allegations of Colasuonno, or other Claims with respect to or relating to the Option Agreement or Colasuonno; provided, however, that in the event of a Section 338(h)(10) Election, the Stockholders shall have no liability for Claims by Colasuonno pursuant to Section 6.12 or Claims by Colasuonno that amounts paid under Section
6.12 to the Stockholders give rise to the payment of an "Additional Amount" as such term is defined in the Option Agreement.

            (b) AppNet covenants and agrees to indemnify, defend, protect and hold harmless (i) each Stockholder and his or her assigns, successors and affiliates and (ii) I33 and its officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Seller Party" and collectively, the "Seller Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by the Seller Parties, in any action or proceeding between the Seller Parties and the Buyer Parties or between the Seller Parties and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the inaccuracy of any representation or the breach of any warranty set forth in this Agreement or certificates delivered on the part of AppNet in connection with the Closing; (ii) the nonfulfillment of any covenant or agreement on the part of AppNet set forth in this Agreement or in any agreement or certificate executed and delivered by AppNet or pursuant to this Agreement or in the transactions contemplated hereby; and (iii) any claims of third parties against the Stockholders arising out of or based upon an occurrence (1) happening after the Closing Date, (2) not involving a negligent or willful act of any of the Stockholders, and (3) which is asserted against a Stockholder in his capacity as a former stockholder of I33; provided, however, that this Section 9.1(b)(iii) shall not apply to any claims asserted against any Stockholder in his capacity as a current or former director or officer of I33 (which claims shall be treated in the manner specified in the I33 Certificate of Incorporation and bylaws or the AppNet Certificate of Incorporation and bylaws, as the case may be). Without limiting the foregoing, AppNet acknowledges that Damages include Claims by Colasuonno against the Stockholders based on or arising out of the Section 338(h)(10) Election.

            (c) Notwithstanding the foregoing provisions of Section 9.1(a) and
(b), if Closing occurs, (i) the Stockholders hereby waive any right to contribution, reimbursement or other right to recovery that they might otherwise have against I33 in connection with any such indemnification or other obligations, and (ii) I33 shall be deemed to be a Buyer Party.

            (d) Notwithstanding anything contained in Section 9 to the contrary, the amount of a Stockholder's liability as to a particular Claim shall not exceed such Stockholder's Pro Rata Share of the Damages attributable to such Claim (except as set forth in Section 9.1(e)) and the aggregate amount of a Stockholder's liability on all Claims (including, without limitation, those identified in Section 9.1(e)) shall not exceed such Stockholder's Pro Rata Share of the Purchase Price and the aggregate amount of AppNet's liability shall not exceed the Purchase Price. Notwithstanding anything contained in Section 9 to the contrary, there shall be no liability for indemnification unless and to the extent the aggregate amount of Damages exceeds $200,000 (the "Indemnity Basket"); provided, however, that the Indemnity Basket shall not apply in the event that liability arises out of or in connection with a breach of any of the representations or warranties in Sections 4.2, 4.3, 4.5, 4.10 or 5.5, for any amounts payable pursuant to Sections 2.5 or 6.12, indemnification pursuant to Sections 9.1(a)(vi) or (viii), for a breach of the covenants of Section 10, or Claims based on the failure to meet the conditions set forth in Section 7.21 or 7.22.

            (e) Notwithstanding anything contained herein to the contrary, each Stockholder shall be individually liable, and not jointly liable, solely with respect to the representations and warranties regarding such Stockholder (but not I33) in Sections 4.3, 4.4, 4.5, 4.27 and 4.29 and the covenants in Section 10 and each Stockholder shall be liable on such Claims to the extent such Claims, when aggregated with all other Claims against either or both Stockholders, exceed the Indemnity Basket, individually or in the aggregate, up to such Stockholder's Pro Rata Share of the Purchase Price and subject to the limitation on each Stockholder's aggregate liability on all Claims set forth in
Section 9.1(d).

      9.2. Indemnification Procedures. All claims or demands for indemnification under this Section 9 ("Claims") shall be asserted and resolved as follows:

            (a) In the event a Buyer Party or a Seller Party (an "Indemnified Party") has a Claim against the other party (an "Indemnifying Party") hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in Section 9.2(b)) with respect to such Claim to the Indemnifying Party. If the Indemnifying Party does not notify the

Indemnified Party within the Notice Period (as defined in Section 9.2(b)) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any Claim made in accordance with this Section 9.2(a), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15)-day period there remains a dispute as to any Claims, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either the Indemnified Party or the Indemnifying Party may arbitrate such claim in accordance with the terms of Section 11.11 hereof.

            (b) In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have fifteen (15) days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

            (c) Notwithstanding the provisions of Section 9.2(b), if at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such Claim seeks relief which could have a Material Adverse Effect on any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

            (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

      9.3. Right to Setoff. In the event the Stockholders shall have an indemnification obligation to AppNet or I33 (post-Closing), AppNet shall be permitted to seek satisfaction of such obligation (when finally determined and liquidated in amount) through an offset against each Stockholder's Pro Rata Share of the $3.5 Million Notes. No limitation on such right of offset shall otherwise affect a Buyer Party's rights hereunder or otherwise. In the event the $3.5 Million Notes are, in accordance with their terms, converted into AppNet Common Stock, such shares shall at the time of, and as a condition to, such conversion be pledged to AppNet as security for the Stockholders' obligations to AppNet under Sections 2.5 or 9 of this Agreement pursuant to a Stock Pledge Agreement, in the form attached hereto as Exhibit E (the "Stock Pledge Agreement"). The remedy of offset shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which AppNet or any other Buyer Party is or may be entitled, at law or equity, under this Agreement. Notwithstanding the foregoing, AppNet shall provide thirty days' notice to the Stockholders prior to exercising its right of offset, and, during such thirty day period, each of the Stockholders shall be permitted to satisfy his share of such indemnification amounts by wire transfer of immediately available funds to AppNet.

      9.4. Release. Effective as of the Closing, each of the Stockholders hereby irrevocably waives and releases I33 of, from and against any and all claims or causes of actions for Damages that he has, may have or has had at any time on or before Closing.

10. NONCOMPETITION

      10.1. Prohibited Activities. For the period commencing with Closing and ending on the fifth (5th) year anniversary of Closing, none of the Stockholders shall, for any reason whatsoever, directly or indirectly, for himself, herself or on behalf of or in conjunction with any other Person:

            (a) engage as a stockholder, officer, director, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, in any business selling any products or services in direct competition with I33 (a "Competing Business"); provided, however, each of the Stockholders shall not be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed one percent (1%) of the outstanding shares of any such corporation;

            (b) call upon any Person who is, at that time or was within one (1) year prior to that time, an employee of I33 for the purpose or with the intent of enticing such employee away from or out of the employ of I33;

            (c) call upon any Person who or that is, at that time, or has been, within one (1) year prior to that time, a customer of I33 for the purpose of soliciting or selling products or services in competition with I33; or

            (d) publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of AppNet, I33 or their Affiliates, or in any way adversely affecting or otherwise maligning the reputation of AppNet, I33 or their Affiliates.

      10.2. Damages. Because of the difficulty of measuring economic losses to AppNet, I33 and their Affiliates as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to AppNet, I33 and their Affiliates for which it would have no other adequate remedy, the Stockholders agree that the foregoing covenant may be enforced by AppNet or I33 in the event of breach by any of the Stockholders, in addition to, but not in lieu of, any other available remedies, by injunctions and restraining orders and other equitable remedies.

      10.3. Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Section 10 impose a reasonable restraint on the Stockholders in light of the activities and business of I33 on the date of the execution of this Agreement and the current plans of I33; but it is also the intent of the parties, that such covenants be construed and enforced in accordance with the changing activities and business of I33 throughout the term of this covenant.

      10.4. Severability; Reformation. The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      10.5. Independent Covenant. All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any of the Stockholders against AppNet, I33 or an Affiliate thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by AppNet or I33 of such covenants. It is understood by the parties hereto that the covenants contained in this Section 10 are essential elements of this Agreement and that, but for the agreement of the Stockholders to comply with such covenants, AppNet would not have agreed to enter into this Agreement. The Stockholders and AppNet have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by AppNet and I33. The Stockholders hereby agree that all covenants contained in this Section 10 are reasonable and valid and waive all defenses to the strict enforcement hereof by AppNet and I33. The covenants contained in this
Section 10 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if this Agreement is terminated pursuant to its terms.

      10.6. Materiality. Each of the Stockholders hereby agrees that the covenants set forth in this Section 10 are a material and substantial part of the transactions contemplated by this Agreement.

11. GENERAL

      11.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual consent of the Stockholders and the Board of Directors of AppNet;

            (b) by the Stockholders, on the one hand, or by AppNet, on the other hand, if the Closing shall not have occurred on or before January 15, 1999; provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to either party whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (c) by the Stockholders, on the one hand, or by AppNet, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

            (d) by the Stockholders, on the one hand, or by AppNet, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any governmental entity which would make the consummation of the transactions illegal.

      11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence,
(i) the provisions of this Section 11, Section 9, Section 6.2(a) (except for I33's obligation to keep information regarding I33 confidential thereunder) and
Section 6.2(b) shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any intentional breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 11.1(c), then notwithstanding the provisions of Section 11.7, the breaching party (if such breach was in effect as of the date hereof) shall be liable to the other party to the extent of the reasonable expenses incurred by such other party in connection with this Agreement and the transactions contemplated by this Agreement, as well as any damages in accordance with applicable law.

      11.3. Cooperation. I33 and the Stockholders, on the one hand, and AppNet, on the other hand, shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, each of AppNet, I33 and the Stockholders will execute any documentation reasonably required by AppNet's or I33's independent certified public accountants (in connection with such accountant's audit of AppNet or I33). Each of I33 and AppNet will also cooperate and use their reasonable efforts to have their respective officers and employees cooperate with AppNet and I33, as the case may be, on and after the Closing Date in furnishing information, accounting records, evidence, testimony and other assistance in connection with any Tax return filing obligations, audits, actions, proceedings, arrangements or disputes of any nature.

      11.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that I33 and the Stockholders may not make any assignment of this Agreement or any interest herein without the prior written consent of AppNet. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by AppNet hereunder may be assigned by AppNet prior to the Closing Date, to any wholly-owned subsidiary of AppNet, and after the Closing Date, to any wholly-owned subsidiary of AppNet or to any entity to which AppNet may sell all or substantially all of the assets of AppNet and which assumes all of the obligations of AppNet, and to the extent so assigned, I33 and the Stockholders hereby recognize said entity as the party-in-interest with respect to the rights and obligations assigned. In the event of such assignment to an entity which acquires all or substantially all of the assets of AppNet, the Stockholders agree to look solely to said entity for the purpose of conferring benefits, or requiring performance of obligations, assigned to it by AppNet if and to the extent such entity has expressly assumed such obligations.

      11.5. Entire Agreement. This Agreement (which includes the schedules and exhibits hereto), sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      11.6. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

      11.7. Expenses. AppNet has and shall pay the fees, expenses and disbursements of AppNet and its brokers, agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. Except for the payment of the Professional Fees by I33, the Stockholders have paid and shall pay the fees, expenses and disbursements of I33 and the Stockholders and each of their respective brokers, agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement.

      11.8. Specific Performance; Remedies Not Exclusive. Each party hereto acknowledges that the other parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the confidentiality obligations set forth in Section 6.2(a) and (b) and the noncompetition provisions set forth in Section 10. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement (including the Annexes hereto) or applicable law.

      11.9. Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission with receipt of delivery, or sent by registered or certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier service, as follows:

            If to AppNet or I33 (post-Closing) to:

            AppNet Systems, Inc.
            6700A Rockledge Drive, Suite 525
            Bethesda, Maryland 20817
            Attn: Ken S. Bajaj, President
            Facsimile:  (301) 581-2488

            with a required copy to:

            Tucker, Flyer & Lewis
            1615 L Street, N.W., Suite 400
            Washington, D.C. 20036
            Attn: Arthur E. Cirulnick, Esq.
            Facsimile:  (202) 429-3231

            If to I33 (pre-Closing) or the Stockholders to:

            I33 Communications Corp.
            15 W. 26th Street, Ninth Floor
            New York, New York  10010
            Attn:  Drew Rayman, President
            Facsimile:  (212) 448-9575

            with a required copy to:

            Kronish Lieb Weiner & Hellman LLP
            1114 Avenue of the Americas
            New York, New York 10036
            Attn:  Russell S. Berman, Esq.
            Facsimile:  (212) 479-6275

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

      11.10. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with, the laws of the State of Delaware (without regard to its laws relating to choice-of-law or conflicts-of-law).

      11.11. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement arising after the Closing shall be settled exclusively by a three (3) person arbitration panel, with such arbitration proceeding conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitration proceeding shall be held in Wilmington, Delaware. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

      11.12. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by either party in or pursuant to this Agreement or in any document delivered pursuant hereto shall survive for two (2) years after the Closing; provided, however, that the covenants set forth in Sections 6.12 and 10 shall survive the Closing in accordance with their terms; and provided, further (i) in the event of fraud by any party, the representations and warranties of that party, (ii) the representations and warranties in Sections 4.2, 4.3, 4.5 and 4.10 and (iii) indemnification pursuant to Sections 9.1(a)(vi) and (viii) shall survive until the expiration of the applicable statute of limitations, or if there is no applicable statute of limitations, shall survive indefinitely. Notwithstanding the foregoing, if a Claim Notice is sent in good faith pursuant to Section 9.2(a) or
(b), the Claim with respect to which such Claim Notice is sent shall survive until the resolution of the Claim to which such Claim Notice relates.

      11.13. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 10.4.

      11.14. Absence of Third Party Beneficiary Rights. Except as expressly provided herein (including, without limitation, Section 6.12(n)), no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

      11.15. Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

      11.16. Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax and securities consequences.

      11.17. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      11.18. Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

      11.19. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

      11.20. Public Disclosure. Prior to the Closing Date, neither party shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by I33 and AppNet.

                            [EXECUTION PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

                                    APPNET:

                                    APPNET SYSTEMS, INC.

                                    By: /s/ Toby Tobaccawala
                                       ----------------------------------
                                    Name: Toby Tobaccawala
                                         --------------------------------
                                    Title: Senior Vice President
                                          -------------------------------

                                    I33:

                                    I33 COMMUNICATIONS CORP.

                                    By: /s/ Drew Rayman
                                       ----------------------------------
                                    Name: Drew Rayman
                                         --------------------------------
                                    Title: President
                                          -------------------------------


                                    STOCKHOLDERS:

                                    /s/ Drew Rayman
                                    -------------------------------------
                                    DREW RAYMAN

                                    /s/ Enno Vandermeer
                                    -------------------------------------
                                    ENNO VANDERMEER

                                    SCHEDULES

      Schedule 1        Stockholders
      Schedule 1(b)     Professional Fees
      Schedule 2.1      Option Agreement - Barbara Colasuonno
      Schedule 4.5      Stock of I33
      Schedule 4.6      Financial Statements
      Schedule 4.7(a)   Liabilities and Obligations
      Schedule 4.7(b)   Advance Payments or Deposits
      Schedule 4.8      Adverse Changes
      Schedule 4.9(a)   Benefit Plans
      Schedule 4.9(b)   List of Employees
      Schedule 4.10     Taxable Amounts
      Schedule 4.12(a)  Real Property
      Schedule 4.12(b)  Personal Property
      Schedule 4.12(c)  Permitted Encumbrances
      Schedule 4.13     Material Contracts
      Schedule 4.15     Litigation
      Schedule 4.16     Violations of Law
      Schedule 4.17     Environmental Disclosure
      Schedule 4.18(a)  Significant Customers
      Schedule 4.18(b)  Suppliers Who Have Threatened Termination
      Schedule 4.19     Insurance
      Schedule 4.20(a)  Company Intellectual Property Rights
      Schedule 4.20(b)  Licenses to Use I33 Intellectual Property
      Schedule 4.20(c)  Third Party Intellectual Property Claims
      Schedule 4.20(d) Missing Agreements for Company Third Party Intellectual Property Rights
      Schedule 4.20(e)  Unauthorized Intellectual Property Use
      Schedule 4.20(f)  Intellectual Property Disputes
      Schedule 4.23     Related Party Transactions
      Schedule 4.24     Brokers
      Schedule 5.6      AppNet Capitalization
      Schedule 6.3      Interim Changes
      Schedule 6.11     Employee Bonuses

                                    EXHIBITS

      Exhibit A   Form of $3.5 Million Subordinated Convertible Promissory Notes
      Exhibit B   Form of $6.8 Million Subordinated Convertible Promissory Notes
      Exhibit C   Form of Employee Note
      Exhibit D1  Form of Senior Management Agreement
      Exhibit D2  Form of Non-Disclosure Agreement
      Exhibit E   Form of Stock Pledge Agreement


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